As filed with the Securities and Exchange Commission on June 26, 2001

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                              (Amendment No. ____)

                                   ----------

                               EP MedSystems, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

          New Jersey                        5047                  22-3212190
-------------------------------   -------------------------  -------------------
(State or Other Jurisdiction of   (Primary SIC Code Number)     (IRS Employer
Incorporation or Organization)                               Identification No.)

                                100 Stierli Court
                            Mount Arlington, NJ 07856
                                 (973) 398-2800
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                    Joseph M. Turner, Chief Financial Officer
                               EP MedSystems, Inc.
                                100 Stierli Court
                            Mount Arlington, NJ 07856
                                 (973) 398-2800
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   ----------

                                   Copies to:
                            Steven E. Gross, Esquire
                Sills Cummis Radin Tischman Epstein & Gross, P.A.
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5400
                                 (973) 643-7000

                                   ----------

      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
   Title of each class of       Amount to be          Proposed maximum          Proposed maximum        Amount of
securities to be registered     Registered (1)   offering price per unit (2)   aggregate offering   registration fee
                                                                                   price (2)
--------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value       2,700,000                 $2.55                  $6,885,000           $1,721.25
--------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement registers the offer and sale of 2,700,000 shares of common stock, without par value per share, of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of common stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales price for the common stock on June 20, 2001 on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates(s) as may be necessary to delay its effective date until the Registrant has filed an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

                              Cross Reference Table

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Item Number in Form SB-2                   Caption or Location in Prospectus
------------------------                   ---------------------------------

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1. Front of Registration Statement and     Outside Front Cover of Prospectus
Outside Front Cover of Prospectus

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2. Inside Front and Outside Back Cover     Inside Front and Outside Back Cover
Pages of Prospectus                        Pages of the Prospectus

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3. Summary Information and Risk            Prospectus Summary; Cautionary
Factors                                    Statement Regarding Forward-Looking
                                           Statements; Risk Factors

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4. Use of Proceeds                         Use of Proceeds

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5. Determination of Offering Price         Not Applicable

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6. Dilution                                Not Applicable

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7. Selling Security Holders                Selling Security Holders

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8. Plan of Distribution                    Plan of Distribution

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9. Legal Proceedings                       Legal Proceedings

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10. Directors, Executive Officers,         Management - Directors and Executive
Promoters and Control Persons              Officers

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11. Security Ownership of Certain          Security Ownership of Certain
Beneficial Owners and Management           Beneficial Owners and Management

--------------------------------------------------------------------------------
12. Description of Securities              Description of Securities

--------------------------------------------------------------------------------
13. Interest of Named Experts and          Not Applicable
Counsel

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14. Disclosure of Commission Position      Description of Securities; Plan of
on Indemnification for Securities Act      Distribution
Liabilities

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15. Organization within Last Five          Certain Relationships and Related
Years                                      Transactions

--------------------------------------------------------------------------------
16. Description of Business                Description of Business

--------------------------------------------------------------------------------
17. Management's Discussion and            Management's Discussion and Analysis
Analysis or Plan of Operation              or Plan of Operation

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18. Description of Property                Description of Property

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19. Certain Relationships and Related      Certain Relationships and Related
Transactions                               Transactions

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
20. Market for Common Equity and           Market for Common Equity and Related
Related Shareholder Matters                Shareholder Matters

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21. Executive Compensation                 Executive Compensation

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22. Financial Statements                   Financial Statements

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23. Changes In and Disagreements with      Not Applicable
Accountants on Accounting and
Financial Disclosure

--------------------------------------------------------------------------------

********************************************************************************
The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

Prospectus                                                 Subject to Completion
                                                             Dated June 26, 2001

                               EP MEDSYSTEMS, INC.
                                2,700,000 Shares
                                 of Common Stock

      This Prospectus relates to the offer and sale by Fusion Capital Fund II, LLC of up to 2,700,000 shares of common stock of EP MedSystems, Inc., a New Jersey corporation.

      On June 11, 2001, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $10.0 million of our common stock. The purchase price will be based upon the future market price of our common stock.

      Our common stock is traded on the Nasdaq National Market under the symbol "EPMD." On June 18, 2001, the last reported sale price of our common stock was $2.75 per share. We have applied to have the shares of common stock offered pursuant to this Prospectus approved for trading on the Nasdaq National Market.

      The securities offered in this Prospectus involve a high degree of risk. See the Section entitled "Risk Factors" on page 3 of this Prospectus for a discussion of these risks.

      Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any broker executing sell orders on behalf of Fusion Capital may be deemed to be an "underwriter." Commissions received by any broker may be deemed to be underwriting commissions.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................2

RISK FACTORS..................................................................3

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................12

DIVIDEND POLICY..............................................................13

USE OF PROCEEDS..............................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................13

DESCRIPTION OF BUSINESS......................................................20

DESCRIPTION OF PROPERTY......................................................35

LEGAL PROCEEDINGS............................................................35

MANAGEMENT...................................................................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT................................................................42

DESCRIPTION OF SECURITIES....................................................45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................46

THE FINANCING TRANSACTION....................................................47

SELLING SECURITY HOLDERS.....................................................51

PLAN OF DISTRIBUTION.........................................................52

LEGAL MATTERS................................................................54

EXPERTS......................................................................54

WHERE YOU CAN FIND MORE INFORMATION..........................................54

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                               Prospectus Summary

      The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in the common stock of EP MedSystems under the Section entitled "Risk Factors," before investing in the EP MedSystems common stock. References in this Prospectus to "EPMed," "the Company," "we," "us" and "our" refer to EP MedSystems, Inc., a New Jersey corporation. Fusion Capital is referred to in this Prospectus as the "selling shareholder" or as "Fusion Capital." ALERT(R) and EP WorkMate(R) are registered trademarks of EPMed. EP-3(TM), SilverFlex(TM), U-View(TM) and ViewMate(TM) are trademarks of EPMed.

Business

      EP MedSystems is engaged in the business of developing, manufacturing and marketing a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since the Company's inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters.

      We have identified the diagnosis and treatment of atrial fibrillation as a primary focus for our ongoing development efforts. Atrial fibrillation is the most prevalent type of abnormal heart rhythm estimated to afflict over 2,000,000 people in the United States with an estimated 200,000 to 350,000 new cases developing each year. Although not immediately life threatening, atrial fibrillation has been linked to a diminished lifestyle and to a significantly increased risk of stroke. In patients over the age of 65, atrial fibrillation is reported to quadruple the risk of stroke.

      In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart in order to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which allows us to sell the ALERT(R) System in the European Community. The ALERT(R) System is not approved for sale in the United States, however, but we have completed clinical trials of over 150 patients and we have applied for Pre-Market Approval ("PMA") from the United States Food and Drug Administration (the "FDA"). In April, 2001, the FDA notified us of its comments regarding our submission and requested additional information and clarification. The notification further indicates that submission of documentation by the Company in response to the notification and the FDA's review thereof may extend the review period up to 180 days. As such, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      In addition, we have developed an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and deflectable intracardiac imaging catheters. These products are designed to improve a physician's ability to visualize the inside chambers of the heart, including the internal anatomy of the heart. We believe that the ViewMate(TM) System may play an important role as a new and effective treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale and we do not anticipate receiving approval to sell these products for at least 6 months, if approved at all.

      We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

Corporate Information

      EP MedSystems was incorporated in New Jersey in January, 1993 and operates in a single industry segment. Our principal offices are located at 100 Stierli Court, Suite 107, Mount Arlington, New Jersey 07856, and our telephone number is 973-398-2800.

EP MedSystems Common Stock

      EP MedSystems common stock trades on the Nasdaq National Market under the symbol "EPMD."

The Offering

      On June 11, 2001, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC under which Fusion Capital has committed to purchase on each trading day during the 25-month term of the agreement $20,000 of our common stock up to a aggregate of $10.0 million. Fusion Capital, the selling shareholder, is offering for sale up to 2,700,000 shares of EP MedSystems common stock. The shares being offered consist of up to 2,475,000 shares of common stock that Fusion Capital has agreed to purchase from EP MedSystems and 225,000 shares of common stock issued (or issuable) to Fusion Capital as compensation for its purchase commitment. As of June 11, 2001, the date on which the Common Stock Purchase Agreement was signed, there were 13,648,967 shares of EP MedSystems common stock outstanding. The number of shares offered by this Prospectus represents 19.8% of the total number of shares of common stock outstanding as of June 11, 2001.

      The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital. This number may be affected by other factors more fully described in the Section entitled "The Financing Transaction."

            Cautionary Statement Regarding Forward-Looking Statements

      In addition to historical information, this Prospectus contains forward-looking statements relating to such matters as anticipated financial and operational performance, business prospects, technological developments, results of clinical trials, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We emphasize to you that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. When we use the words or phrases "believes," "anticipates," "expects," "intends," "will likely result,"

"estimates," "projects" or similar expressions in the Prospectus, we intend these to identify such forward-looking statements, but they are not the exclusive means of identifying such statements. The forward-looking statements are only expectations and predictions which are subject to risks and uncertainties including the significant considerations discussed in the Prospectus, general economic, market or business conditions, opportunities or lack of opportunities that may be presented to the Company, competitive actions, changes in laws and regulations and other matters discussed here, particularly in the Sections entitled "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation."

      We caution you to review the cautionary statements set forth in this Prospectus and in the Company's reports filed with the Securities and Exchange Commission and we caution you that other factors may prove to be important in affecting the Company's business and results of operations. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Prospectus.

                                  Risk Factors

      An investment in EP MedSystems involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to buy our common stock. There may be other risks and uncertainties that we do not know of or that we do not consider material at this time. If these risks occur, our business, financial condition and results of operations will suffer. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additionally, this Prospectus contains forward-looking statements that involve uncertainties and the Company's actual results may differ significantly for those expressed in forward-looking statements. This Section discusses factors that can cause those differences. See "Cautionary Statement Regarding Forward-Looking Statements," above.

We have a history of operating losses and expect future losses.

      We commenced operations in 1993 and have incurred substantial operating losses in each year since inception. As of March 31, 2001, we had an accumulated deficit of approximately $23.3 million. Our present product sales did not cover our operating expenses of approximately $14.6 million for the year ended December 31, 2000 and $14.2 million for the year ended December 31, 1999. Additionally, we expect that our 2001 operating expenses will exceed those for 2000 and will not be covered by our 2001 sales revenues. Further, we expect that our future operating expenses will continue to increase until Pre-Market Approval of the Company's ALERT(R) System is received from the Federal Food and Drug Administration of which there can be no assurance. As such, we are likely to continue to incur operating losses. Our prior inability to generate sufficient revenues and expected continued losses raises substantial doubt about our ability to continue as a going concern.

Our independent auditors included a qualification in their report on our financial statements to indicate that there is substantial uncertainty as to our ability to continue as a going concern.

      Our ability to continue our operations is not assured and is subject to substantial risk. Our auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because it is evident that we need to raise additional capital as we do not have an amount of funds sufficient to continue operations at current levels for the next 12 months and we lack a history of operations that would adequately suggest that our financial plans will succeed. The existence of the going concern qualification may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as limit our ability to obtain financing. Customers and vendors may choose not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them, as a result of questions concerning our status as a going concern. Furthermore, if our revenues do not exceed our costs for an extended period, we may need to reorganize or reach agreements with our creditors concerning the conduct of our future business and affairs.

      Our agreement with Fusion Capital could provide us with sufficient funding to sustain our operations for up to two years, beginning in the third quarter of 2001. The extent to which we rely on Fusion Capital as a source of financing will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Fusion Capital were to prove prohibitively expensive and if we are unable to generate significant sales of our products, including the ALERT(R) System, in the near term, we will need to secure another source of funding in order to satisfy our working capital needs or significantly curtail our operations. Should the funding we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

      Even if we are able to access $10.0 million under the Common Stock Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. In addition, our issuance of shares of common stock to Fusion Capital under the Common Stock Purchase Agreement will result in dilution to existing shareholders. We only have the right to receive $20,000 per trading day under the Common Stock Purchase Agreement unless our stock price equals or exceeds $5.00 per share, in which event the daily purchase amount may be increased. In addition, the agreement may be terminated by Fusion Capital in the event of a default under the agreement. See the Section entitled "The Financing Transaction -Events of Default." Since we initially have registered 2, 475,000 shares for sale by Fusion Capital, the selling price of our stock to Fusion Capital will have to average at least $4.04 per share for us to receive the maximum proceeds of $10.0 million without registering and issuing any additional shares. We will need to seek shareholder approval to issue more than 2,716,144 shares of our common stock to Fusion Capital.

Our success will depend on developing and commercializing the ALERT(R) System.

      Our long-term success depends on the success of one of our products, the ALERT(R) System. Although approved for sale in the European Community countries, the ALERT(R)

System has not been approved by the FDA and cannot be sold commercially in the United States without FDA approval. FDA approval is based upon, among other things, the results of clinical trials that demonstrate the safety and effectiveness of the device. We have submitted an application to the FDA for Pre-Market Approval of the ALERT(R) System and, in April, 2001, we received comments and notification of deficiencies relating to such application which may extend the review period up to 180 days. Due to the fact that review and verification of our submitted data is required, approval may take until the fourth quarter of 2001, if approved at all.

      If the ALERT(R) System is approved, its commercial success will depend upon acceptance by physicians. Physician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness, and favorable reimbursement policies of third-party payors such as insurance companies, Medicare and other governmental programs.

      Profitability of the ALERT(R) System will depend on our ability to manufacture the system efficiently in commercial quantities. We have only manufactured the components of the ALERT(R) System in limited quantities. We may not be able to attain efficient manufacturing. Further, we will also be dependent on sub-contractors for certain key components of the ALERT(R) System.

      Our failure to obtain FDA approval, market acceptance, manufacturing efficiency and reliable sub-contractors will materially adversely affect our business and financial condition.

Concentration of Common Stock Ownership; Control.

      As a result of the private placement financing with Cardiac Capital LLC and Texada Trust completed in the first quarter of this year, David Jenkins, Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, who is also a 50% owner of Cardiac Capital, LLC, beneficially owns, in the aggregate, shares representing approximately 23.5% of the outstanding shares of common stock, assuming warrants held are fully exercised. As a result, David Jenkins and Cardiac Capital, LLC, acting together, are able to influence significantly, and possibly control, most matters requiring approval of the shareholders of the Company, including approval of amendments to the Company's certificate of incorporation, mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. The Company's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. The certificate of incorporation does provide for staggered elections of our Board of Directors. As a result, Mr. Jenkins and his affiliates may be able to control the election of members of our Board. Such a concentration of ownership could affect the liquidity of the Company's common stock and have an adverse effect on the price of the common stock and may have the effect of delaying or preventing a change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over current market prices.

Our business and financial condition are subject to various risks and uncertainties arising from domestic and international laws and regulations.

      United States. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the Federal Food and Drug Administration (the "FDA") under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution.

      Our ability to continue to sell our products commercially, is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. Failure to comply with the applicable FDA standards and requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of products, withdrawals of marketing approvals and criminal prosecution.

      International. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Many foreign countries generally permit studies involving humans for medical devices earlier in the product development cycle than is permitted by regulation in the U.S. Other countries, such as Japan, have standards similar to those of the FDA. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Delays in the receipt of approvals to market our products or failure to maintain these approvals could have a material adverse impact on our business and financial condition. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country.

      Presently, we are permitted to sell our products, including the ALERT(R) System, in countries that are members of the European Union and the European Free Trade Association. We cannot be sure that we will be successful in maintaining that permission.

Our success will depend on continued market acceptance of the EP WorkMate(R).

      Our ability to increase revenues over the next several years will depend on the continued acceptance by electrophysiologists of one of our products, the EP WorkMate(R) computerized monitoring and analysis workstation. The EP WorkMate(R) accounted for a significant percentage of our product sales in the years ended December 31, 1999 and 2000 and is expected to account for a significant portion of our 2001 revenues. Because the EP WorkMate(R) has a list price of approximately $140,000 with an integrated EP-3(TM) Stimulator, each sale of an EP WorkMate(R) represents a relatively large percentage of our net sales. We cannot be sure that the EP WorkMate(R)'s present level of market acceptance and sales can be maintained.

Our success will depend, in part, on our ability to keep pace with technological and marketplace changes.

      The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones.

      The research and development necessary for new products and for product refinements can take longer and require greater expenditures than expected, and might not succeed. Moreover, our new products and product refinements might not be accepted by physicians and patients.

Our patents and proprietary rights might not provide sufficient protection.

      Our success and ability to compete in the marketplace will depend in part upon our ability to protect our proprietary technology and other intellectual property. We seek patents on our important inventions, have acquired patents and have entered into license agreements to obtain rights under selected patents of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the U.S. and other countries.

      In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP WorkMate(R) and EP-3(TM) Stimulator) is not patented and existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

Intellectual property litigation could harm our business.

      While we do not believe that we are infringing any patents or other intellectual property rights of others, litigation over infringement claims is frequent in the medical device industry and could arise. This kind of litigation, with or without merit, would be time consuming and costly, and could cause shipment delays, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid alleged infringement. Accordingly, we could be prevented from manufacturing and selling some of our products. Also, competitors might infringe our patents and trade secrets. Costly and time consuming litigation may be necessary to enforce our patents and to protect our trade secrets.

We might be unable to pay royalties.

      We have entered into several license agreements which require us to pay royalties, including, in some cases, minimum annual royalties. If we do not pay these royalties, we may lose the rights granted under the license agreements. The loss of certain technology licenses could have a material adverse impact on our business and financial condition.

We face significant competition.

      The medical device market, particularly in the area of electrophysiology products, is highly competitive. Many of our competitors have access to significantly greater financial, marketing and other resources. Further, the medical device market is characterized by rapid product development and technological change. Our present and future products could become obsolete or uneconomic through technological advances by one or more of our competitors. For example, the ALERT(R) System is a new technology that must compete with established treatments for atrial fibrillation as well as with new treatments currently under development by other companies. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

Third-party reimbursement might be denied or not available for some of our products.

      Our products are generally purchased by physicians or hospitals. In the U.S., third-party payors are then billed for the healthcare services provided to patients using those products. These payors include Medicare, Medicaid and private insurers. Similar reimbursement arrangements exist in several European countries. Third-party payors may deny or limit reimbursement for our existing products and future products such as the ALERT(R) System. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Furthermore, the ALERT(R) System might not be eligible for Medicare reimbursement during clinical trials. The FDA places new medical devices of the type (called Class III) that are undergoing clinical trials and are subject to the most stringent FDA review into either Category A or Category B. Category A devices, which are those whose safety and effectiveness have not yet been demonstrated, are not eligible for Medicare reimbursement during clinical trials. Category B devices, which are those whose safety and effectiveness issues have been resolved, are eligible for Medicare reimbursement. The ALERT(R) System is currently classified as a Class III Category B device. However, final determination of device classification will be made during review by the FDA of the ALERT(R) System Pre-Market Approval application which might classify the ALERT(R) System as a Category A device. If this occurs, we will not receive any Medicare payments for the use of the ALERT(R) System. Changes in FDA regulations, Medicare regulations or in other third-party payor policies, could reduce or make either or both Medicare or other third-party reimbursement unavailable for our existing products and, if approved by the FDA, the ALERT(R) System. Any of those occurrences would adversely affect our ability to achieve profitable operations and maintain our business.

We might not be able to maintain or effectively manage our sales force.

      We utilize a domestic direct sales and marketing force to sell and promote our products in the U.S. We might not be able to continue to attract and retain qualified and capable individuals who can successfully promote our products.

      We are also in the process of expanding our marketing internationally and will continue to rely on third-party distributors in foreign markets. We formed a U.S. subsidiary located in

France in 1999 and have a U.S. subsidiary, with a branch based in the United Kingdom, to increase sales, improve distributor relationships and customer service and to assist in the introduction of the ALERT(R) System in Europe. We have sales through a Japanese distributor and have a distribution network in the Asian markets. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by distributors. The distributors might not actively and effectively market our products, and we might not be able to replace existing distributors if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets.

Our business could be subject to product liability claims.

      The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of our catheters may increase the risk of product liability claims. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. A successful claim against or settlement by us in excess of our insurance coverage or our inability to maintain insurance could have a material adverse effect on our business and financial condition.

We have limited manufacturing experience and depend on outside sources for the manufacture of critical components of our products.

      We have limited manufacturing experience in manufacturing our catheter products, including the ALERT(R) Catheter. Further, we have limited experience manufacturing these products in the volume that will be necessary for us to achieve significant commercial sales. While we have expanded our catheter manufacturing facilities and have hired and trained additional personnel, we may not be able to establish or maintain reliable, high-volume, cost effective manufacturing capacity. Moreover, we may encounter difficulties in increasing our manufacturing capacity, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further regulatory approval on new manufacturing processes. Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT(R) Companion, EP WorkMate(R) and EP-3(TM) Stimulator. Any interruption in this supply from our outside sources would have a material adverse effect on our ability to deliver our products. If an interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources would have a material adverse effect on our business and financial condition.

Our reliance on international operations exposes us to additional risks.

      In the year ended December 31, 2000, approximately 50% of our sales were derived outside the U.S. Since we expect international sales will continue to represent a significant percentage of our total sales, we intend to continue to increase our operations outside of the

United States. Our continued reliance on international sales will subject us to fluctuations in currency exchange rates and other risks of foreign operations, including:

            o     tariff regulations;
            o     export license requirements;
            o     unexpected changes in regulatory requirements;
            o     extended collection periods for accounts receivable;
            o potentially inadequate protections of intellectual property rights;
            o     local taxes;
            o     restrictions on repatriation of earnings; and
            o     economic and political instabilities.

      These factors could have a materially adverse effect on our ability to maintain and expand profitable foreign sales. Our failure to maintain and expand profitable foreign sales would have a material adverse effect on our business and financial condition.

Issuance of Preferred Stock Could Delay, Defer or Prevent Corporate Takeover

      The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The issuance of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company or otherwise adversely affecting the rights of the holders of common stock.

The market price of our common stock may be highly volatile.

      The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including sales of our common stock by Fusion Capital pursuant to this Prospectus and the possible subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the prices of our securities.

The sale of our common stock to Fusion Capital may cause substantial dilution and the sale of the shares acquired by Fusion Capital could cause the price of our common stock to decline.

      The purchase price for the common stock to be issued to Fusion Capital under the Common Stock Purchase Agreement will fluctuate based on the closing price of our common stock. See the Section entitled "The Financing Transaction--Purchase of Shares Under the Common Stock Purchase Agreement" for a detailed description of the purchase price and the relationship of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the Common Stock Purchase Agreement.

      All shares registered in this offering will be freely tradable. However, Fusion Capital has agreed that it will not sell or otherwise transfer the 225,000 shares that it receives for its commitment to us to make purchases under the Common Stock Purchase Agreement until the earliest of termination of the Common Stock Purchase Agreement, our default under the agreement, or approximately 25 months from the date hereof. Fusion Capital may sell none, some or all of the other shares of common stock purchased from us at any time. We expect that shares registered in this offering will be sold over a period of up to 25 months from the date of this Prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to effect sales.

      If Fusion Capital purchased the full amount of shares purchasable under the Common Stock Purchase Agreement on the date of this Prospectus, and assuming a purchase price per share of $2.97 (the closing sale price of the common stock on June 11, 2001), Fusion Capital would have been able to purchase 3,367,003 shares of our common stock under the Common Stock Purchase Agreement, assuming shareholder approval had been received for issuances in excess of our outstanding common stock on June 11, 2001. This would constitute 24.7% of our outstanding common stock. This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the market price of 19.9% of our common stock is lower than the current market price of our stock at the time Fusion Capital purchases shares of our common stock under the Common Stock Purchase Agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital assuming shareholder approval is received for issuances in excess of 19.9%.

      Although we have the right to prohibit Fusion Capital's purchases under the Common Stock Purchase Agreement at any time, we may still elect to require Fusion Capital's purchase of shares. We can decrease the amount to be purchased by Fusion Capital at any time by delivering written notice to Fusion Capital specifying the amount of the new daily purchase. We can increase the amount to be purchased by Fusion Capital up to the original daily amount of $20,000 at any time upon delivering written notice to Fusion Capital and, if our closing sale price on each of five consecutive trading days is at least $5.00, we have the right to increase the amount of the daily purchases to any amount above the original base amount of $20,000, provided, however, that if the sale price of our common stock during any trading day is less than $5.00, the amount of the daily purchase for such trading day and for each trading day thereafter shall be the original base amount of $20,000 or such less amount as we shall specify. In the event that we decide to issue a number of shares that represents greater than 19.9% of our outstanding shares of common stock, we would first seek shareholder approval in order to be in compliance with Nasdaq Marketplace Rules. The purchase under the Common Stock Purchase Agreement of a significant percentage of our outstanding stock would result in substantial dilution to the ownership interests of other holders of our common stock. See page 50 for a Table that shows the number of shares issuable and potential dilution based on varying market prices. Since we have initially registered 2,475,000 shares in this offering for Fusion Capital to purchase under the Common Stock Purchase Agreement (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), our stock price will need to equal or exceed $4.04 per share for us to receive the maximum proceeds of $10.0 million under the Common Stock Purchase

Agreement. Assuming a purchase price of $2.97 per share (the closing sale price of the common stock on June 11, 2001) and the purchase by Fusion Capital of the full amount of shares purchasable under the Common Stock Purchase Agreement (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), proceeds to us would only be $7,352,235 unless we choose to issue more than 2,475,000 shares.

The existence of the Common Stock Purchase Agreement with Fusion Capital to purchase shares of our common stock could cause downward pressure on the market price of our common stock.

      Both the actual dilution and the potential for dilution resulting from sales of our common stock to Fusion Capital could cause shareholders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.

Discretion over application of net proceeds of the financing.

      Currently, we plan to use the net proceeds received from sales of our common stock to Fusion Capital to fund our research and development activities, including pre-clinical studies and clinical trials, to fund working capital and for general corporate purposes. We have no specific further uses for the net proceeds. Accordingly, we will have significant discretion in applying the net proceeds of the financing.

                          Market for Common Equity and
                           Related Shareholder Matters

      The Company's common stock has been traded on the Nasdaq National Market under the trading symbol "EPMD" since the Company completed its initial public offering of common stock on June 21, 1996. Prior to that date, there was no public market for our common stock.

Price Range of Common Stock

      The following table sets forth the high and low sale prices for our common stock for the periods indicated.

              Period                         High                Low
        ----------------                     ----                ---

        1999

        First quarter                        $3.50               $2.50
        Second quarter                       $3.00               $2.00
        Third quarter                        $3.19               $2.28
        Fourth quarter                       $7.13               $2.94

        2000

        First quarter                        $8.25               $3.25
        Second quarter                       $6.82               $3.88
        Third quarter                        $5.63               $3.38

        Fourth quarter                       $4.75               $1.38

        2001

        First Quarter
        Second Quarter  (through June 18,    $3.50               $1.78
        2001)                                $3.15               $1.13

      On June 18, 2001, the last reported sale price of EP MedSystems common stock on the Nasdaq National Market was $2.75. As of June 18, 2001, there were approximately 59 registered holders of record of our common stock. This number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400.

                                 Dividend Policy

      Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in operation and expansion of our business.

                                 Use of Proceeds

      We will not receive any of the proceeds from the sale of the shares of EP MedSystems common stock offered for sale by Fusion Capital under this Prospectus. However, we may receive up to $10.0 million from the sale of our common stock to Fusion Capital under the Common Stock Purchase Agreement with Fusion Capital and we intend to use such proceeds for general working capital purposes, including the funding of our continuing efforts to obtain regulatory approvals of our products.

            Management's Discussion and Analysis or Plan of Operation

      Except for historical information, the following Management's Discussion and Analysis or Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. The Company's actual results could differ materially from those reflected in these forward-looking statements as a result of certain factors, that include, but are not limited to, the risks discussed in the Section entitled "Risk Factors." Please see the statements contained under the Section entitled "Cautionary Statements Regarding Forward-Looking Statements" above.

Overview

      EP MedSystems was incorporated in January 1993 and operates in a single industry segment. The Company develops manufactures, markets and sells a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since the Company's inception, we have acquired technology and marketing rights, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) computerized electrophysiology workstation, the EP-3(TM)

Stimulator, diagnostic electrophysiology catheters, internal cardioversion catheters and related disposable supplies. To date, these products have generated nearly all of the Company's sales.

      The ALERT(R) System is not approved for sale in the United States, but our Pre-Market Approval ("PMA") application on the ALERT(R) System has been submitted to the FDA and, in April, 2001, the FDA notified us of its comments regarding our submission and requested additional information and clarification. The notification further indicates that submission of documentation by the Company in response to the notification and the FDA's review thereof may extend the review period up to 180 days. As such, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all. However, we have the requisite approval to market and sell the ALERT(R) System with the CE Market in the European Community.

      The Company has developed an ultrasound imaging console (the "ViewMate(TM)") and deflectable intracardiac imaging catheters. These products are designed to improve a physician's ability to visualize inside the chambers of the heart, including the internal anatomy of the heart. We believe that the ViewMate(TM) System will play an important role as new and effective treatment options are developed for the treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. We are planning to file for 510(k) approval with the FDA for marketing clearance in the second half of 2001. The ultrasound products are not approved for sale and we do not anticipate receiving approval to sell the ViewMate(TM) System until the fourth quarter, if approved at all.

      The Company has a history of operating losses and we expect to continue to incur operating losses in the near future as we continue to expend substantial funds for research and development, clinical trials in support of regulatory approvals, increased manufacturing activity and expansion of sales and marketing activities. The amount and timing of future losses will be dependent upon, among other things, increased sales of our existing products, the results of clinical trials, regulatory approval and market acceptance of the ALERT(R) System and ultrasound products and developmental, regulatory and market success of new products under development as well as the Company's ability to establish, preserve and enforce intellectual property rights to its products. There can be no assurance that any of our development projects will be successful or that if development is successful, that the products will generate any sales.

Results of Operations for the Fiscal Year Ended December 31, 2000 Compared to Fiscal Year Ended December 31, 1999.

      Sales decreased $1,093,000 (or 10%) to $9,760,000 in the year ended December 31, 2000 as compared to 1999. The decrease in sales in 2000 resulted primarily from decreased domestic sales of the EP-WorkMate(R). Costs of products sold decreased $545,000 (or 11%) to $4,433,000 in the year ended December 31, 2000 as compared to 1999 due to decreased sales. Gross profit on sales for the year ended December 31, 2000 was $5,327,000 as compared to $5,875,000 for 1999. The gross profit improved as a percentage of sales to 55% from 54%. This increase was primarily due to cost improvements in the manufacture of the EP-WorkMate(R). We hope to continue to improve our overall gross profit percentage due to continued improvement in manufacturing costs and as sales of the ALERT(R) System and catheters increase once we receive approval in the U.S.

      Sales and marketing expenses increased $331,000 (or 7%) to $5,144,000 and increased as a percentage of total sales to 53% in the year ended December 31, 2000 as compared to 44% in 1999. The increase during 2000 was due to continued expansion of our sales force worldwide, depreciation on equipment used for demonstration purposes and increase in convention expenses.

      General and administrative expenses increased $103,000 (or 5%) to $2,266,000 and increased as a percentage of total sales to 23% in the year ended December 31, 2000 as compared to 20% in the similar period in 1999. The increase during 2000 was primarily due to a $63,000 foreign exchange loss from weakness in the Euro.

      Research and development expenses increased $573,000 (or 26%) to $2,788,000 for the year ended December 31, 2000 as compared to 1999. During 2000, the Company incurred costs associated with research and development primarily in connection with ongoing development efforts on existing products, including the EP-WorkMate(R), the ALERT(R) System, ViewMate(TM) Ultrasound System and several other new products under development. We expect that research and development expenses are likely to increase in future periods due to ongoing development activities relating to the ALERT(R) System and ViewMate(TM) Ultrasound System and regulatory efforts aimed at gaining approval to sell these and other new products.

      Other income, net, decreased $67,000 to $34,000 for the year ended December 31, 2000 as compared to 1999, primarily due to a $56,000 increase in interest expense on amounts outstanding relating to the Company's $2,000,000 line of credit, the $500,000 term loan and Note payable to Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc. ("Medtronic"). This amount was offset by the receipt of $217,000 on the sale of a portion of the Company's New Jersey cumulative net operating loss of one its subsidiaries included in other income.

Results of Operations for the Three Month Period Ended March 31, 2001 Compared to the Three Month Period Ended March 31, 2000.

      Net sales were $2,068,000 for the three months ended March 31, 2001 as compared to $2,903,000 for the prior period in 2000. This decrease is primarily due to lower domestic sales of the EP-WorkMate(R).

      Cost of products sold decreased $422,000 (or 31%) to $951,000 for the three months ended March 31, 2001 as compared to the same period in 2000. Gross profit on sales for the three months ended March 31, 2001 was $1,118,000 as compared with $1,530,000 for the same period in 2000. The gross profit improved slightly as a percentage of sales from 53% to 54%. The increase was primarily due to cost improvements in manufacturing the EP WorkMate(R). We hope to improve the Company's overall gross profit percentage as sales of the ALERT(R) System and other catheter products increase, which should offset the fixed costs, associated with maintaining a catheter manufacturing operation.

      Sales and marketing expenses decreased $155,000 to $1,102,000 for the three months ended March 31, 2001 as compared to the same period in 2000. The decrease during this period was primarily due to lower commissions and lower travel and trade show expenses.

      General and administrative expenses increased $54,000 to $556,000 for the three months ended March 31, 2001 as compared to the first three months of 2000. The increase during this period was primarily a result of professional fees relating to completing the financing with Medtronic and a foreign exchange loss. This amount was partially offset by decreased salary expense.

      Research and development expenses increased $14,000 to $646,000 for the three months ended March 31, 2001 as compared to 2000. During this period, the Company incurred research and development expenses primarily associated with the ALERT(R) System and ultrasound imaging development costs, as well as costs associated with several new products under development. In addition, the Company has ongoing development efforts on existing products, including the EP WorkMate(R) and the EP-3(TM) Stimulator. The Company expects that research and development expenses are likely to increase in future periods, in part due to ongoing expenses related to the ALERT(R) and ViewMate(TM) Ultrasound Systems, new product development activities and continued regulatory affairs.

      Other income, net, increased $205,000 to $422,000 for the three months ended March 31, 2001 as compared to the same period in 2000, primarily due to the receipt of $420,000 on the sale of a portion of the Company's New Jersey cumulative net operating loss.

Liquidity and Capital Resources.

      Since the Company's formation in 1993, the Company's expenses have exceeded sales resulting in an accumulated deficit of approximately $22.4 million at December 31, 2000 and of approximately $23.3 million at March 31, 2001. On June 21, 1996, we completed our initial public offering of 2,500,000 shares of common stock at a purchase price of $5.50 per share, for aggregate net proceeds of approximately $11,786,000 after deducting offering expenses. On April 9, 1998, we sold and issued 2,250,000 shares of our common stock to 6 institutional investors at a price of $2.25 per share using the gross proceeds of this offering in the amount of $5,062,500, before deducting offering expenses of approximately $401,000, for working capital purposes.

      The Company entered into a financing arrangement in March 1999 with a bank consisting of a $2,000,000 revolving line of credit and a $500,000 term loan secured by a lien on the Company's facility in West Berlin, New Jersey and the machinery, equipment and inventory located there. In January 2001, after repayment of amounts outstanding under the Company's line of credit, the bank terminated the line of credit which was scheduled to expire by its terms in March 2001. The term loan remains in place.

      On September 1, 1999, we sold and issued an aggregate of 1,135,000 shares of common stock in a private offering to a major institutional investment fund, two members of the Company's Board of Directors and a private investor (the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants"), exercisable at $3.50 per share, entitling them to purchase an aggregate of 567,500 shares of common stock subject to the Company's right to call the 1999 Warrants when the average closing price of the Company's common stock equaled or exceeded $4.125 per share during any 20 consecutive trading days. The warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were

$3,032,000, net of approximately $89,000 in related expenses and the proceeds from the offering were used for working capital purposes. During February 2000, the 1999 Warrants became callable and the Company and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which the Company received $718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and the Company issued non-callable replacement warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were two of the Company's institutional shareholders and two members of the Company's Board of Directors, Messrs. Fry and Mortara.

      In November 2000, the Company completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with our bank. The revolving credit facility, which originally was scheduled to expire on March 31, 2001, was terminated by the bank in January 2001, upon the payment of the amounts outstanding and was not replaced. The related term loan, in the amount of $500,000, remains in place and is being repaid on a monthly basis through its December 31, 2004 term. At September 30, and December 31, 2000, the Company was not in compliance with certain financial ratios of the bank debt. The Company received a waiver from the bank for both of these violations, in consideration of repayment of $2.3 million outstanding on the Company's revolving credit facility using the funds obtained from the Medtronic debt financing. There can be no assurance that the bank will be willing to waive the Company's failure to meet any of its financial covenants under the term loan in the future should such failure occur. The termination of the line of credit and the absence of a replacement credit facility has further impacted the Company's already unfavorable financial position.

      On March 28, 2001, after receipt of shareholder approval, the Company consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company ("Cardiac Capital"), of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued in this private placement is in excess of 20% of the outstanding common stock of EP MedSystems (on a pre-transaction basis) assuming all warrants are exercised and, as a result of this and of the related-party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq Marketplace Rules, in accordance with the requirements of the Nasdaq National Market, the Company sought, and received, shareholder approval. The consummation of the transaction provided the Company with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised.

      Net cash used in operating activities for the year ended December 31, 2000 was $4,483,000 as compared to $3,378,000 for 1999. The net use of cash in operations during 2000 was primarily due to the Company's $4,836,000 net loss from operations, partially offset by non-cash adjustments and changes in working capital expenditures, net of disposals, were $1,174,000 during 2000 as compared to $1,330,000 in 1999. This was primarily due to increase in equipment used for demonstration purposes, implementation of an Enterprise Resource Planning ("ERP") software solution for the Company and other building improvements. We expect to purchase capital equipment and to expand our manufacturing and assembly capabilities as we continue to grow. We lease office and manufacturing space and certain office equipment under operating leases. The aggregate commitment for minimum rentals under these leases is approximately $147,000 for 2001.

      Net cash used in operating activities for the three months ended March 31, 2001 increased $96,000 as compared to the comparable prior period. The net use of cash in operations for the three months ended March 31, 2001 was primarily due to the Company's loss from operations. Payments to related parties are made on terms similar to those of other suppliers.

      Capital expenditures, were $95,000 during the three months ended March 31, 2001 as compared to $321,000 for the same period in 2000. The prior year capital expenditures were primarily related to building infrastructure improvements on our West Berlin, New Jersey manufacturing facility.

      As a result of the Company's cash position of approximately $3,108,000 at March 31, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating expenses of approximately $500,000, there is uncertainty as to whether the Company will be able to continue as a going concern. The Company's auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because, even with the proceeds of the Company's most recent private placement financing, completed in March, 2001, it is uncertain whether we will have funds sufficient to continue operations at our current level for more than 3 to 4 more months, though during such time we will have the opportunity to seek further funding transactions. In the event that we cannot raise capital funds within such period, we believe that we can reduce non-core-related expenditures, which will allow the Company to continue operations for sometime thereafter. However, that continuation may not be possible should circumstances outside the Company's control (including, for example, changes in general economic conditions or other matters, which adversely affect the Company's business) significantly interfere with the Company's business. The going concern qualification in the auditors' report may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as further limiting our ability to obtain financing.

      Under the Common Stock Purchase Agreement with Fusion Capital, after a registration statement for the resale of the shares of EP MedSystems common stock to be sold to Fusion Capital is declared effective by the Securities and Exchange commission, Fusion Capital will be required to purchase on each trading day during the term of the agreement $20,000 of our common stock over a period of 25 months, subject to our right to suspend or terminate the agreement. The Board of Directors has authorized the sale to Fusion Capital of up to 2,700,000 shares of EP MedSystems common stock (inclusive of the 225,000 shares issuable to Fusion Capital as a commitment fee). Assuming that all sales were to occur at the closing price on June 11, 2001, of $2.97 we would be able to raise approximately $7,352,235 through the sale of 2,475,000 shares to Fusion Capital (exclusive of the 225,000 shares issuable to Fusion Capital as a commitment fee). We anticipate that, in order to sell in excess of 19.9% of the Company's outstanding shares of common stock on the date that we entered into the Common Stock Purchase Agreement, it will be necessary to obtain the Company's shareholders' approval to such sale as required by the Nasdaq Marketplace Rules to which the Company is subject and, perhaps to authorize an amendment to our certificate of incorporation to increase the number of shares of EP MedSystems common stock that we are authorized to issue. Assuming we have an adequate number of shares of common stock to sell, we stay in compliance with the agreement, and depending on the price at which shares are sold, Fusion Capital could provide us with sufficient funding to sustain our operations for up to two years. See the Section entitled "The Financing Transaction." However, we cannot predict when, or if, the SEC will declare the registration statement effective, or if the shareholders will approve additional issuances beyond 19.9% or 2,716,144 or any amendment to our certificate of incorporation.

      If we do not receive any financing from Fusion Capital or if obtaining sufficient funding from Fusion Capital were to prove prohibitively expensive and if we are unable to enter into a significant revenue generating license or other arrangement in the near term, we will need to secure another source of funding in order to satisfy our working capital needs or significantly curtail our operations. We also could consider a sale or merger of the Company. Assuming we are able to raise additional capital through our agreement with Fusion Capital, we still anticipate that we may need additional capital to implement fully our business plans. We believe that satisfying our capital requirements over the long-term will require the FDA approval and successful commercialization of our ALERT(R) System product and we are uncertain whether or not the ALERT(R) System will be approved or will be commercially successful. In addition, the commercialization may require us to incur additional capital expenditures to expand or upgrade our manufacturing operations. However, we cannot determine either the cost or the timing of such capital expenditures at this time.

Impact of Recently Issued Accounting Standards

      Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS No. 133) established accounting and reporting standards for derivative instruments and for hedging activities and become applicable for the Company in the first quarter of 2001. It requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. In June 2000, the Financial Accounting Standards Board ("FASB") issued FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to FAS No. 133. This statement provides clarification with regard to certain implementation issues under FAS No. 133 on specific types of hedges. The adoption of FAS No. 133 did not have a material effect on the Company's financial statements.

      In September 2000, the FASB issued Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125 (FAS No. 140)." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of FAS No. 140 will have a material impact on our results of operations, financial position or cash flows.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements (SAB No. 101)." SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The guidance accounting and disclosures discussed in SAB No. 101 did not have a material impact on the Company's financial statements.

Impact of Introduction of Single European Currency (Euro)

      On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (Euro). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002. We are presently identifying and ensuring that all Euro conversion compliance issues are addressed. For the year ended December 31, 2000, the Company recorded approximately $63,000 in transaction losses primarily from weakness in the Euro.

                             Description of Business

General

      The Company was incorporated in New Jersey in January 1993 and operates in a single industry segment. We develop, manufacture and market a line of products for the cardiac electrophysiology ("EP") market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters.

      We have identified the diagnosis and treatment of atrial fibrillation as a primary focus for our ongoing development efforts. Atrial fibrillation is the most prevalent type of abnormal heart rhythm estimated to afflict over 2,000,000 people in the United States with an estimated 200,000 to 350,000 new cases developing each year. Although not immediately life threatening, atrial fibrillation has been linked to a diminished lifestyle and to a significantly increased risk of stroke. In patients over the age of 65, atrial fibrillation is reported to quadruple the risk of stroke. In an effort to address this problem, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart in order to convert atrial fibrillation to a normal heart rhythm.

      The Company is approved to market and sell the ALERT(R) System with the CE Mark in the European Community. We have Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, thereby allowing us to sell the ALERT(R) System in the European Community. The ALERT(R) System is not approved for sale in the United States, however, but we have completed clinical trials of over 150 patients and we submitted our Pre-Market Approval ("PMA") application to the United States Food and Drug Administration (the "FDA") on October 2, 2000. The FDA has advised us that expedited review would be available for the ALERT(R) System primarily due to the fact that no other legally marketed therapeutic device currently is available in the United States that allows low atrial defibrillation thresholds. Expedited review, in general, means that the FDA will give the ALERT(R) System PMA application priority over all other regular PMA applications. The purpose of this expedited review process is to afford the U.S. public the benefit of new medical technology as soon as possible, while assuring that safety and effectiveness is still obtained. In April, 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The notification further indicates that submission of documentation by the Company in response to the notification and the FDA's review thereof may extend the review period up to 180 days. As such, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      In addition, we have developed an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and deflectable intracardiac imaging catheters. These products are designed to improve a physician's ability to visualize the inside chambers of the heart, including the internal anatomy of the heart. We believe that the ViewMate(TM) System may play an important role as a new and effective treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products are not approved for sale and we do not anticipate receiving approval to sell these products for at least 6 months, if approved at all.

      EP MedSystems has had a history of operating losses and, recently, has experienced difficulties in obtaining working capital. The long regulatory review periods applicable to the Company's products and the costs of prosecuting regulatory applications have contributed to the stress on the Company's financial condition. On November 15, 2000, we completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., which provided an aggregate of $3.2 million. We received $1.6 million at closing and $1.6 million on January 17, 2001 of which approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with our bank. The revolving credit facility, which originally was scheduled to expire on March 31, 2001, was terminated by the bank in January 2001, upon the payment of the amounts outstanding and was not replaced. The related term loan, in the amount of $500,000, is being repaid, pursuant to is terms, on a monthly basis through its December 31, 2004 maturity.

      On March 28, 2001, after receipt of shareholder approval, the Company consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company ("Cardiac Capital"), of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued in the private placement is in excess of 20% of the outstanding common stock of EP MedSystems (on a pre-transaction basis) assuming all warrants are exercised and, as a result of this and of the related-party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq Marketplace rules, in accordance with the requirements of the Nasdaq National Market, the Company sought, and received, shareholder approval. The consummation of the transaction provided the Company with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised.

      As a result of the Company's cash position of approximately $3,108,000 at March 31, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating losses of approximately $500,000, there is uncertainty as to whether the Company will be able to continue as a going concern. The Company's auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because, even with the proceeds of the Company's most recent private placement financing, completed in March, 2001, it is uncertain that we will have funds sufficient to continue operations at our current level for more than 3 to 4 more months, though during such time we will have the opportunity to seek further funding transactions. The going concern qualification in the auditors' report may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as further limiting our ability to obtain financing.

Products

      We develop, manufacture, market and sell a broad based, integrated line of electrophysiology products used to monitor, analyze, diagnose and treat irregular cardiac arrhythmias. Our products can be separated by technology into the categories described below.

The ALERT(R) System

      The ALERT(R) System was developed to be a more effective and less traumatic method of converting atrial fibrillation to normal heart rhythm. The ALERT(R) System represents a new approach to electrical cardioversion known as low-energy internal cardioversion, generally in which less than 15 joules of electrical energy are delivered directly to the inside of the heart. The ALERT(R) System comprises a single use proprietary electrode catheter with two separate electrode arrays (the "ALERT(R) Catheter") and an external energy source (the "ALERT(R) Companion"). We believe low-energy internal cardioversion using the ALERT(R) System provides numerous potential advantages over high-energy external cardioversion and drug conversion therapies as follows:

      o fewer traumas, discomfort and risk to patients than high-energy external cardioversion;
      o higher success rate in converting patients with chronic atrial fibrillation to normal heart rhythm than with high-energy external cardioversion (based on initial clinical experience);
      o     elimination of harmful side effects associated with drug therapies;
      o     availability on an outpatient basis without general anesthesia;
      o potentially lower overall cost per procedure than high-energy external cardioversion;
      o greater applicability for converting atrial fibrillation occurring in the days immediately following open-heart surgery;
      o combination of temporary pacing and blood pressure monitoring features with cardioversion in a single multi-purpose catheter.

      The ALERT(R) System is based on medical technology invented by Eckhard Alt, MD, a member of the Company's Scientific Advisory Medical Board. Employees of the Company developed the catheter manufacturing technology. The Company has obtained a license of the exclusive worldwide right to use the ALERT(R) technology in the ALERT(R) System from Dr. Alt.

Five patents have been issued in the United States on the ALERT(R) System. The Company and Dr. Alt have also filed additional patent applications and continuations for the ALERT(R) Catheter and the ALERT(R) Companion in the United States and internationally. See the Section entitled "--Certain Patents Trademarks and Licenses."

      The ALERT(R) System is a medical device that requires a PMA from the FDA prior to marketing and sale in the United States. We submitted a clinical study protocol to the FDA as part of an application for an Investigational Device Exemption ("IDE"). The FDA approved the IDE application for the ALERT(R) System and the U.S. IDE clinical trials were performed to demonstrate the safety and efficacy of the ALERT(R) System for internal catheter-based cardioversion of atrial fibrillation. Clinical trials of over 150 patients have been performed and we have submitted our PMA application to the FDA on October 2, 2000. The FDA has advised us that expedited review would be available for the ALERT(R) System primarily due to the fact that no other legally marketed therapeutic device currently is available in the United States that allows low atrial defibrillation thresholds. Expedited review, in general, means that the FDA will give the ALERT(R) System PMA application priority over all other regular PMA applications. The purpose of this expedited review process is to afford the U.S. public the benefit of new medical technology as soon as possible, while assuring that safety and effectiveness is still obtained. In April, 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The notification further indicates that submission of documentation by the Company in response to the notification and the FDA's review thereof may extend the review period up to 180 days. As such, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all. See the Section entitled " --Government Regulation."

      We do have Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with the CE Mark and the product is being sold throughout Europe. The ALERT(R) TD Catheter which incorporates thermodilution to the ALERT(R) pulmonary artery catheter received CE Mark authorization in 1999. This feature is expected to broaden the ALERT(R) applications to include the critical care and heart surgery markets by incorporating cardiac output measurement into the catheter. In February 2000, we received approval from our European notified body to begin shipment of our new ALERT(R) Companion II, a newer touchscreen design of the ALERT(R) Companion. See the Section entitled "--Government Regulation."

EP Computer Workstations and Stimulators (EP-WorkMate(R), EP-3(TM) Stimulator)

      The EP-WorkMate(R) is a computerized electrophysiology workstation that monitors, displays, and stores cardiac electrical activity and arrhythmia data. Electrophysiology workstations are dedicated data management systems designed specifically for use in EP procedures to view and record procedural data, facilitate data analysis and generate customized reports. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis, including graphical and quantitative display of such data, superior ease of use and a single keyboard for all operations. The EP-WorkMate(R) consists of a Pentium(R) PC with integral proprietary software, a proprietary signal-conditioning unit, two or three 21-inch high-resolution color monitors, an optical disk for data storage, a custom keyboard, catheter and catheter interface module and a laser printer. In addition, each EP-WorkMate(R) has an internal modem to provide a direct link between the purchaser and the Company, facilitating field software support. The EP-WorkMate(R) is differentiated from competing products by (i) its seamless integration with the EP-3(TM) Stimulator, (ii) storage of up to 192 intracardiac signals, (iii) its ability to process and simultaneously display both real-time and historical EP activity and (iv) its simple, user friendly software based on a menu driven, point and click interface.

      Our EP-3(TM) Stimulator is a computerized electrical pulse generator and processor used to stimulate the heart with electrical impulses in order to locate electrical disturbances or arrhythmias. We believe the EP-3(TM) Stimulator is currently the only computerized EP clinical stimulator being sold in the U.S. It features automatic synchronization and rate controls as well as the same user interface as the EP-WorkMate(R). The EP-3(TM) Stimulator can be sold as a stand alone EP stimulator or it can be integrated with the EP-WorkMate(R). We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the EP market.

Catheter Products

      We presently market a line of diagnostic EP catheters for stimulation and sensing of electrical signals during EP studies. Our diagnostic catheters are similar to others sold within the industry. We offer numerous electrode/curve configurations of catheters. We embarked on the development of a new electrode manufacturing process which would give us the ability to manufacture catheters not only with numerous closely-spaced electrodes for sophisticated mapping procedures but also design a catheter with long-length electrodes for cardioversion and ablation procedures. This process, known as SilverFlex(TM), is a patented technology, which provides unique flexibility and lightweight catheter while still maintaining excellent handling characteristics. SilverFlex(TM) electrodes appear to be a better alternative than metal electrode bands when used with eight or more electrodes and/or with a deflectable catheter. The Company received FDA 510(k) approval on its original SilverFlex(TM) technology, however, we determined that certain enhancements to the technology could be made and that a delay in commercialization pending such enhancements would be more advantageous to the marketing of the product over the long-term. As such the product will be commercially marketed once the 510(k) is approved for the enhanced product.

Ultrasound Products

      We have identified intracardiac ultrasound imaging as a necessary adjunct to the advanced treatment of cardiac arrhythmias, especially for the treatment of atrial fibrillation and ventricular tachycardias. We also believe that ultrasound imaging may assist in the permanent implantation of pacemaker electrodes in the left side of the heart. Fluoroscopy imaging, the primary visual image used in electrophysiology today is unable to identify anatomic structures of the heart such as ostium of the coronary sinus, the superior and inferior vena cava, pulmonary veins, valves, infarcts, and the fossa ovalis, among others. It is unable to assess lesions created by the physician and catheter placement in relation to certain anatomy. We believe that intracardiac ultrasound imaging may overcome these deficiencies, and that this is important in light of the increased complexity of newer electrophysiology procedures. Ultrasound imaging may well address many of the concerns about complications of using radio frequency energies to treat atrial fibrillation because of the proximity of the atria to the great vessels of the heart.

      We have developed an intracardiac ultrasound product line which includes the ViewMate(TM) ultrasound imaging console and deflectable intracardiac imaging catheters. These products are designed to improve a physician's ability to view the inside of the chambers and anatomic structure of the heart safely and accurately, without the need to expose patients or physicians, themselves to repeated X-ray radiation. We believe that the ViewMate(TM) System may play an important role as new and effective treatment options are developed for the treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. The Company is planning to submit an application for 510(k) approval with the FDA for marketing clearance in the second half of 2001. Our ultrasound products are not approved for sale and we do not anticipate receiving approval to sell the ViewMate(TM) System until the fourth quarter of 2001, if approved at all.

Fluoroscopy Products

      In May, 2001, we entered into a distribution agreement with Fischer Imaging, Inc., pursuant to which we will distribute the Fischer products into the electrophysiology markets, primarily in the U.S. The Fischer products include the Bloom electrophysiology stimulator, which sells for approximately $22,000 to the hospital, and the Fischer EPX fluoroscopy (x-ray) products, which sell at prices ranging from $400,000 to $800,000, depending on the features. We believe these products fit well into our distribution force, and we expect to see the first sales from the products beginning in the second half of 2001.

Certain Patents, Trademarks and Licenses

      The Company's success and ability to compete depend, in part, upon our ability to protect our proprietary positions. The Company's policy is to protect its proprietary position by, among other methods, filing United States and select foreign patent applications to protect the technology that is important to the development of the business. Pursuant to provisions adopted under the General Agreement on Tariffs and Trade, patents in force on June 8, 1995, are entitled to a patent term of the longer of 17 years from issuance or 20 years from the earliest filing date of the patent. The Company currently holds 10 patents in the U.S. and has 8 applications pending. The last to expire of the Company's patents will remain in effect until December 2017. We have also obtained certain patents in its principal overseas markets. The following are current material patents:

United States
   Patents       Description                                                Date of Issue
   -------       -----------                                                -------------
5,433,742        Method for making a flexible adhesive electrode*           July 18, 1995

5,807,324        Steerable catheter                                         September 15, 1998

5,697,965        Wiring of a common electrode array                         December 16, 1997

5,888,577        Laser etched IBAD flexible metal electrodes                March 30, 1999

5,981,863        Combination pacing/sensing and cardioversion catheter      August 8, 1999

5,928,276        One-piece electrophysiology catheter                       July 26, 1999

5,974,339        Controlled current defibrillator                           October 26, 1999

6,085,117        Electrophysiology catheter                                 July 4, 2000

6,144,870        Catheter with improved electrodes and method
                 of fabrication                                             November 7, 2000

6,173,205B1      Electrophysiology catheter (a division of
                 another patent)                                            January 9, 2001


* The Company purchased this patent and related technology in 1998 and has continuing payment obligations to the inventor in the form of quarterly royalties of 1% of net sales of all products covered by the patented technology until the expiration of the patent, with lifetime royalties limited to a maximum of $1,000,000.

      Although the Company holds such patents, we believe that our business as a whole is not or will not be materially dependent upon patent protection. However, we will continue to seek such patents as we deem advisable to protect our research and development efforts and to market our products. We believe that the Company is not infringing on any other party's patent. However, there can be no assurance that current and potential competitors will not file applications or apply for patents or additional proprietary rights relating to materials or processes used by the Company.

      In addition, the Company is a party to certain license agreements which have provided the Company with rights under selected patents of third parties with regard to technology we consider important to our business.

      Licenses:

      o An exclusive worldwide license relating to 3 issued U.S. patents and 1 patent application pending in the European Patent Office and additional filed or licensed patent applications and continuations for the ALERT(R) System. The license agreement provides that the Company shall pay royalties equal to 5% of quarterly net sales of all products covered by the licensed technology until the expiration of the last licensed patent. Under the terms of this agreement, EP MedSystems has the right to sublicense this technology to third parties and in such case EP MedSystems is obligated to pay licensor the greater of a 2.0% royalty or 50% of the total sublicense royalties derived from the sublicense agreement. This agreement will terminate upon expiration up the last licensed patent.

      o An exclusive worldwide license relating to know-how, and pending and issued U.S. patent(s) for technology relating to temporary ventricular defibrillation. The agreement provides that the Company shall pay royalties of up to a maximum of 5% or (2 1/2% where the Company is paying a royalty to another party for the same product), of quarterly net revenues of all products covered by the agreement. Upon reaching a maximum $1,000,000 aggregate royalty payment, the royalty decreases to 1% of net revenues to a total maximum royalty payment of $5,000,000. This agreement is to terminate on the earlier of (i) the payment of royalties totaling $5,000,000 and (ii) the expiration or declaration of invalidity of the issued patent. The Company is required make a minimum royalty payment of $10,000 per year for a period of four years upon the issuance of the pending patent.

      o A non-exclusive worldwide license relating to an issued U.S. patent (5,207,219) for synchronization of a defibrillation shock delivered using the ALERT(R) Companion. The license agreement provides that the Company shall pay royalties equal to the greater of $200 per unit or 2% of net sales price of the ALERT(R) Companion. Royalties are due on a quarterly basis for the life of the patent. The Company may terminate the agreement upon 30 days notice.

      We also rely upon technical know-how and continuing technological innovation to develop and maintain the Company's position in the market and we believe that the success of operations will depend largely upon such know-how and innovation. We require employees and consultants to execute appropriate confidentiality agreements and assignments of inventions in connection with their employment or consulting arrangement with the Company. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that competition will not independently develop superior or similar technology.

      We use various trademarks in association with marketing and sale of our products. The following trademarks include those which have been registered with the U.S. Patent and Trademark Office and those which are unregistered trademarks of the Company:

      Registered Trademarks: EP-WorkMate(R), ALERT(R) System

      Unregistered Trademarks: EP-3(TM) Stimulator, SilverFlex(TM), and ViewMate(TM)

      There can be no assurance that any of the Company's patent applications or applications as to which we have acquired licenses will issue as patents, or that if patents are issued that they will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to the Company, or that such patents will not be challenged, invalidated or circumvented in the future. Moreover, there can be no assurance that our competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not presently have or will not seek patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in other countries.

      We have not received any notices alleging, and are not aware of, any infringement by the Company of any patents or intellectual property of others. However, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for patents, or have not received or in the future will not receive, patents or other proprietary rights relating to devices, apparatus, materials or processes used or proposed to be used by the Company.

      The market for medical devices for the treatment of cardiovascular disease has been characterized by frequent litigation regarding patent and other intellectual property rights. In the event that claims of infringement of a third-party's rights are made and upheld, we could be prevented from exploiting the technology or other intellectual property involved, or could be required to obtain licenses from the owners of such intellectual property. Alternatively, we could be forced to redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets and could result in substantial cost to, and diversion of effort by, the Company.

Research and Development

      The EP market is characterized by rapid technological change, new product introductions and evolving industry standards. To compete effectively in this environment, we engage in the continuous development of products by (i) conducting in internal research and development or contracting with third parties for specific research and development projects, (ii) licensing new technology, and (iii) acquiring products incorporating technology that could not otherwise be developed as quickly using internal resources.

      Our expenditures for research and development (which include expenditures for clinical trials, regulatory affairs and engineering) totaled approximately $2,788,000 and $2,215,000 in the years ending December 31, 2000 and 1999, respectively, and were $646,000 for the three months ended March 31, 2001. During 2000 and in the first quarter of 2001, our principal research and development costs involved the ALERT(R) System clinical trials as well as expenses related to efforts to place a flexible metallic coating on our electrophysiology catheters, efforts to develop and obtain regulatory approval of our line of ultrasound products, hiring of additional in-house engineering and technical support personnel and increased development work on existing products, including the EP-WorkMate(R) and electrophysiology catheters. Additionally, other research and development efforts are ongoing to develop new products, enhance existing products and lower production costs.

      We are engaged in ongoing development of a number of catheter-based EP products and we employ software engineers who are involved continuously in software development of new products or improvements to existing products. There can be no assurance that such development efforts will be successful or regulatory approval to sell any such products, if required, will be obtained.

      We expect that expenses related to the continuing development of our products will be significant during 2001 and that such expenses will increase as we continue our attempts to develop new products as well as to enhance existing products and other development projects that may arise.

Sales, Marketing and Distribution Methods

Domestic

      We utilize our own direct sales and marketing force to sell all of our products in the U.S. market. This includes a Vice President of Sales, National Sales Manager, 7 Regional Sales Managers, a Director of Marketing, 4 clinical engineers, 3 product managers and sales and customer support personnel.

International

      We utilize distributors to sell our products overseas and we are in the process of adding distributors in several countries not previously represented. These distributors pay for products purchased by them in accordance with agreed-upon terms contained in agreements with them. We have branch offices in the United Kingdom and France, to improve distributor relationships and service European needs in a shorter response time and assist in additional promotion of our products in Europe. Our European offices are staffed with 3 Sales Managers, a field engineer an office manager. We additionally have a sales engineer located in Japan to assist our Asia Pacific distributors. We expect to expend considerable resources and effort to support the sale of the ALERT(R) System in Europe. Examples of the types of expenditures are physician training and education, promotional materials, sample products and increased direct sales expenses, among others.

      No assurance can be given that the Company or our distributors can successfully sell the ALERT(R) System or other products in Europe or elsewhere on terms acceptable to us, or at all. Future foreign sales will be subject to certain risks, including exchange rate fluctuations, local medical reimbursement issues, duties, tariffs and taxes, import restrictions and other regulations.

Customers

      Our products are sold to medical institutions and physicians in the United States which parties then bill various third-party payors, such as government programs and private insurance plans. See the Section entitled "-- Third-Party Reimbursement."

Manufacturing and Sources of Supply

      We assemble our products at our West Berlin, New Jersey facility. Our engineers generally design our products and their functionality, however, certain critical components of the ALERT(R) Companion, EP-WorkMate(R), EP-3(TM) Stimulator and when completed, our ultrasound products, are obtained from outside sources. Examples of these items are computers, high-resolution monitors and laser printers that are typically available from more than one vendor. The parts are inspected and tested upon receipt as well as when the components are assembled into a complete system prior to shipment.

      Our catheters are assembled and tested by us prior to sterilization. The West Berlin, New Jersey facility and the quality assurance procedures are subject to Good Manufacturing Practices ("GMP") and Quality System Regulations ("QSR") promulgated by the FDA. Vendors of raw materials are required to submit certificates of compliance to the Company's specifications. The West Berlin, New Jersey facility has ISO-9001 Quality System and Design Examination

Certification which allows the CE Mark to be used on our products. The West Berlin, New Jersey facility has no experience in large-scale manufacturing and there can be no assurance that we will be successful in manufacturing products in significant volume. We believe that we have sufficient capacity to satisfy our catheter manufacturing needs for at least the next twelve months

Government Regulation

United States

      In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices are regulated by numerous governmental authorities, including the FDA under the Federal Food, Drug and Cosmetic Act ("FDCA"). The FDA has broad discretion in enforcing the FDCA and noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution.

      Before a new device can be introduced into the market in the U.S., the manufacturer generally must obtain either FDA clearance of a pre-market notification filing under Section 510(k) of the FDCA (a "510(k) submission") or FDA approval of a Pre-Market Approval ("PMA") application under Section 515 of the FDCA. The FDA has recently been requiring more data and information to demonstrate 510(k) substantial equivalence than in the past. Based upon industry and FDA publications, we believe that it generally takes between 3 to 12 months from the date of submission to obtain 510(k) pre-market clearance, but may take longer depending upon the circumstances. There can be no assurance that the Company will obtain 510(k) pre-market clearance within the above time frames, if at all, for any of the devices for which we may file a 510(k) submission in the future. This could have a materially adverse effect on our business, financial condition and results of operations.

      A 510(k) submission is also required when the manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device.

      A PMA application must be filed as to a proposed device if the device is not substantially equivalent to a legally marketed device. The PMA procedure involves a more rigorous, complex and lengthy review process by the FDA than the 510(k) pre-market clearance procedure.

      Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete, it will accept the application for filing. Otherwise, the FDA will request that the sponsor submit additional information within 180 days. Depending on the nature and amount of information requested by the FDA, the PMA review process may be substantially delayed by such a request. Once the submission is accepted for filing, the FDA begins a review of the PMA application. We believe that an FDA review of a PMA application generally takes between 1 and 3 years from the date the PMA application is accepted for filing but may take significantly longer. The review time is often significantly extended if the FDA requests more information or clarification of information already provided in the submission. During the review period, a FDA advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. In addition, the FDA will inspect the manufacturing facility where the unapproved product is to be made to ensure compliance with the FDA's GMP requirements prior to issuance of a PMA.

      If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an "approvable letter," which usually contains a number of conditions that must be met in order to secure final approval of the PMA application. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA, authorizing commercial marketing of the device for certain indications. The applicant may also have to agree to post-approval study or post-market surveillance, tracking requirements, restrictions on prescription use, and/or restrictions on the training of individuals who may use the device. If the FDA evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA application.

      Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process, may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. Although under the FDCA, the FDA is required to complete its review of a PMA or PMA supplement within 180 days, the agency may take a significantly longer period of time to complete its review.

      The PMA process can be expensive and a number of devices for which other companies have sought PMAs have never been approved for marketing. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all. Delays in receipt of, or failure to receive, such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

      Following FDA clearance or approval of a device for commercial distribution, the primary form of government regulation of medical devices is the FDA's GMP and QSR regulations for medical devices. These regulations, administered by the FDA, set forth requirements to be observed in the design, manufacture, packaging, labeling and storage of medical products for human use, including implementation of a quality assurance program. These regulations require, among other things, that manufacturing is controlled by adherence to written procedures and production of devices that meet specifications is validated by extensive inspection and testing. They also require investigation when devices fail to meet specifications. Failure to adhere to GMP and QSR requirements would cause the products produced to be considered in violation of the FDCA and subject to enforcement action. The FDA monitors compliance with these requirements by requiring manufacturers to register their manufacturing facilities and list their products with the FDA. The Company is subject to routine inspection by the FDA for compliance with QSR, Design Control and GMP requirements, Medical Device Reporting regulations ("MDR") and other applicable regulations. If an FDA inspector observes conditions that might be violative of GMP procedures, the manufacturer must correct those conditions or explain them satisfactorily, or face potential regulatory action that might include physical removal of the product from the market. The FDA last inspected the Company's West Berlin, New Jersey Facility in 2001. Changes in existing requirements or adoption of new requirements could have a material adverse effect on our business, financial condition, and results of operation. The FDA's MDR regulations also require that the Company provide information to the FDA on the occurrence of any deaths or serious injuries alleged to have been associated with the use of any of our products, as well as on any product malfunction that would likely cause or contribute to a death or serious injury if the malfunction were to recur. FDA law and regulations also prohibit a device from being labeled or promoted for unapproved or uncleared indications. If the FDA believes that a company is not in compliance with any of these regulations, it can institute proceedings to detain or seize products, issue a recall, seek injunctive relief or assess civil and criminal penalties against such a company. Failure on the part of the Company or by any of our suppliers of critical components to comply with GMP could have a material adverse effect on our business, financial condition and results of operations.

      The process of obtaining and maintaining required regulatory approvals can be expensive, uncertain, and lengthy, and there can be no assurance that we will ever obtain such approvals and that if such approvals are obtained, there can be no assurance that we will be able to maintain the approvals. In addition, there can be no assurance that the FDA will not impose strict labeling requirements, onerous operator training requirements or other requirements as a condition of its PMA approval, any of which could limit our ability to market our products.

International

      In order for the Company to market products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Delays in the receipt of approvals to market our products or failure to maintain these approvals could have a material adverse impact on our business, financial condition or results of operations.

      Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. The European Economic Community has instituted the requirement that all medical products sold into the European Union, comply with the Medical Device Directive (the "MDD") which requires that all such products be labeled with the CE Mark. The Company has received Class III Design Examination Certification from its notified body to label its products, including the ALERT(R) System, with the CE Mark. This designation allows us to market the ALERT(R) System in countries that are members of the European Union and the European Free Trade Association. There can be no assurance that we will be successful in maintaining the CE Mark certification or that we will be able to obtain the CE Mark certification on newly developed products.

      In addition to the import requirements of foreign countries, a company must also comply with U.S. laws governing the export of FDA regulated products. The FDA Export Reform and Enhancement Act of 1996 relaxed the exportation requirements governing devices under certain circumstances. Pursuant to this law, a device that has not obtained FDA clearance or approval may be exported to any country in the world without FDA authorization if the product complies with the laws of that country, is not adulterated, meets the specifications of the foreign manufacturer, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with GMP regulations or recognized international standards and is not sold in the U.S. and has valid marketing authorization in one of the following countries:
Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union or a country in the European economic area. The FDA is authorized to add countries to this list in the future.

Other

      The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a materially adverse effect upon our ability to do business.

Third-Party Reimbursement

      In the U.S., our products are marketed to medical institutions and physicians that then bill various third-party payors, such as government programs (principally Medicare and Medicaid) and private insurance plans, for the healthcare services provided to their patients. Third-party payors are increasingly challenging the prices charged for medical products and services, and substantial uncertainty exists as to third-party reimbursement for investigational and newly-approved products. Government agencies, private insurers and other payors generally reimburse hospitals for medical treatment at a fixed rate per patient or based on the procedures performed. The fixed rate reimbursement is unrelated to the specific devices used in treatment. If a procedure is not covered, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate or not cost-effective, or if it was experimental or was used for a non-approved indication, even if it has FDA approval. Because the amount of the reimbursement is fixed, to the extent a physician uses more expensive devices, the amount of potential profit relating to the procedure is reduced. Accordingly, hospitals must determine that the clinical benefits of more expensive equipment justify the additional cost. The U.S. Health Care Financing Administration has entered into an interagency agreement with the FDA pursuant to which the FDA will place all devices with approved IDEs into one of two categories, "Category A" or "Category B." Category A devices are innovative devices that are believed to be in Class III (the class of medical devices subject to the most stringent FDA review) and are of a type as to which initial questions of safety and effectiveness have not been resolved and the FDA is unsure whether the device type can be safe and effective. They will not be eligible for Medicare reimbursement. Category B devices include Class III devices of a type as to which underlying questions of safety and effectiveness have been resolved or that is known to be capable of being safe and effective because other devices of that type have been approved. Category B devices will be eligible for

Medicare reimbursement if the devices are furnished in accordance with the FDA approved protocols governing clinical trials and all other Medicare coverage requirements are met. We believe the ALERT(R) System may be a Class III device. There can be no assurance that the ALERT(R) System will be placed in Category B and thus eligible for Medicare reimbursement during clinical trials. There can be no assurance that reimbursement will be or remain available for our products or for the ALERT(R) System if it is approved, or even if reimbursement is available, that payors' reimbursement policies will not adversely affect our ability to sell its products on a profitable basis.

Competition

      The medical device market, particularly in the area of cardiac electrophysiology, is highly competitive. Many of our competitors have access to significantly greater financial and other resources than the Company. Further, the medical device market is characterized by rapid product development and technological change. Our present or future products could be rendered obsolete or uneconomic by technological advances by one or more of our present or future competitors or by other therapies. The Company's future success will depend upon our ability to remain competitive with other developers of such medical devices and therapies. We believe that our existing products compete primarily on the basis of features, effectiveness, quality, ease and convenience of use, customer service and cost effectiveness.

      Our primary competitors in the production of catheters and disposable accessories are C.R. Bard Inc., EP Technologies, Inc. (a subsidiary of Boston Scientific Corporation), Medtronic, Inc., Biosense Webster, Inc. (a subsidiary of Johnson & Johnson, Inc.) and Daig Corporation (a subsidiary of St. Jude Medical, Inc.). In the computerized EP workstation and EP stimulator market our main competitors are Marquette-Prucka (a division of General Electric), C.R. Bard Inc. and Siemens Medical Systems.

      Many of our competitors have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in conducting research and development, testing products in clinical trials and manufacturing, marketing and distributing products than we do. Competitors may develop new technologies and bring products to market in the U.S. before we introduce new products and may introduce products that are more effective than its new products. In addition, competitive products may be manufactured and marketed more successfully than our products. Our business will depend upon its ability to remain competitive with other developers of such medical devices and therapies.

Product Liability and Insurance

      The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of catheters may increase the risk of product liability claims. Currently, we maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year; however, there can be no assurance that this coverage will be adequate. Such insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful claim against, or settlement by, the Company in excess of our insurance coverage or our inability to maintain insurance in the future could have a material adverse effect on our business, results of operations and financial condition.

Employees

      As of June 18, 2001, the Company had 86 full-time and 5 part-time employees, of whom 44 are dedicated to manufacturing and quality assurance, 10 represent executive management and administration, 23 are engaged in sales and marketing and 14 are engaged in research and development, regulatory affairs and technical service. We believe our employee relations are satisfactory.

                             Description of Property

      The Company currently leases approximately 8,800 square feet of office and manufacturing space located in Mount Arlington, New Jersey through October, 2002, of which 7,706 square feet is subleased to third parties. This facility houses executive and administrative employees. The Company owns and operates a facility comprising approximately 15,000 square feet in West Berlin, New Jersey. The operations of this facility are predominantly manufacturing and assembly of hardware and catheter products. This facility additionally houses administration, engineering, catheter research and development and warehousing. The Company entered into a lease in September, 2000, for an additional 2,500 square feet of space adjacent to its West Berlin, New Jersey facility to be used for administration and warehousing. The facility owned by the Company in West Berlin is encumbered by a mortgage given as security for a $500,000 term loan with a bank, which matures on December 31, 2004. This loan was to fund the purchase of the remaining 7,500 square feet of manufacturing and warehouse space and building improvements. Interest is payable monthly in arrears at either prime plus 3/4% or LIBOR plus 3 1/4%. Principal is payable commencing January, 2000, in 48 equal monthly installments under a 15 year amortization schedule with a balloon payment due in December, 2004.

      In January, 2000, EP MedSystems UK Ltd. relocated from its prior facility in London to a new location in Kent, England under a lease for approximately 822 square feet effective through January 2003. The lease provides for monthly rental payments of (pound)708 ($1,063 U.S.). EP MedSystems France S.A.R.L. entered into a lease in January, 2000, for 1,350 square feet of office and warehouse space in Villebon-Courtaboeuf, France effective through January, 2003. The lease provides for monthly rental payments of (francs)9000 ($1,304 U.S.). In addition, EP MedSystems France S.A.R.L. entered into a lease in May, 1999, for 150 square feet of office space in Aix en Provence, France. The lease provides for monthly rental payments of (francs)2600 ($376 U.S.).

      We believe that our facilities are sufficient to meet our expected needs for at least the next twelve months and that our facilities are adequately covered by insurance.

                                Legal Proceedings

      In October, 1997, the Company filed a lawsuit against EchoCath, Inc. ("EchoCath") in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the prior sale of $1,400,000 of its preferred stock to the Company. EchoCath filed an answer to the complaint, denying the allegations and asserting a counterclaim against the Company seeking its costs and expenses in the action. In December, 1997, the Company filed an amended complaint and EchoCath filed an answer thereto again denying the allegations and asserting such counterclaim. EchoCath also filed a motion to dismiss the amended complaint. During October, 1998, the complaint was dismissed by the District Court and EchoCath's counterclaim for attorney fees was denied. The Company appealed the dismissal of the complaint. Although EchoCath filed its own appeal of the dismissal of its counterclaim, EchoCath subsequently withdrew its appeal. During December, 2000, the United States Court of Appeals for the Third Circuit reversed the District Count and ordered the reinstatement of the Company's amended complaint. At this time, we cannot determine the outcome of the litigation and, as a result, no financial statement impact was recorded as of March 31, 2001.

                                   Management

                        Directors and Executive Officers

      The following table sets forth certain information regarding the directors and executive officers of the Company:

      David A. Jenkins (1)        43       Chairman of the Board, President
                                           and Chief Executive Officer; Class
                                           III Director
      Joseph M. Turner            38       Chief Financial Officer, Treasurer
                                           and Secretary
      J. Randall Rolston          54       Vice President, Sales
      C. Bryan Byrd               40       Vice President, Engineering and
                                           Operations
      Nigel K. Roberts (2)        59       Class III Director
      Darryl D. Fry               62       Class II Director
      John E. Underwood (2)(3)    58       Class I Director

(1)   Member of the Plan Committee of the Board of Directors.

(2)   Member of the Audit Committee of the Board of Directors.

(3)   Member of the Compensation Committee of the Board of Directors.

      The Company's by-laws provide that the number of directors, as determined from time to time by the Board of Directors, shall not be less than 3 nor more than 11. Pursuant to the by-laws, the Board of Directors has set the number of directors at 4. The Company's certificate of incorporation, as amended and restated, provides that the directors shall be divided into 3 classes as nearly equal in number as possible. The initial term of Class I directors expires at the 2002 Annual Meeting, the initial term of Class II directors expired at the 2000 Annual Meeting and the initial term of the Class III directors expires at the 2001 Annual Meeting. The successors to each class of directors whose terms expire at succeeding annual meetings, will be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. Officers of the Company are elected annually and hold offices until their successors are elected and qualified or until their earlier removal, death or resignation. Set forth below is a brief summary of the recent business experience and background of each director and executive officer of the Company.

      David A. Jenkins is a founder and currently Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Jenkins has served as the President of the Company since its inception in 1993. From 1988 to 1993, Mr. Jenkins served as the Chief Executive Officer and then Chairman of the Board of Directors of Arrhythmia Research Technology, Inc. He also serves as a director of Transneuronix, Inc., a privately-held company.

      Joseph M. Turner joined the Company as Chief Financial Officer, Treasurer and Secretary of the Company in February, 1999. Mr. Turner served as Chief Financial Officer and Treasurer of Tri-Seal International, a thermoplastic extrusion company from 1994 to 1999. Prior to joining Tri-Seal International, he was employed at PricewaterhouseCoopers LLP from 1985-1994. Mr. Turner is a certified public accountant.

      J. Randall Rolston is the Vice President, Sales of the Company. Mr. Rolston joined the Company in September, 1996 as National Sales Manager and was named Vice President, Sales in April, 1998. Prior to joining the Company, Mr. Rolston was employed in various sales management positions at Cordis Webster, an electrophysiology catheter company owned by Johnson & Johnson. Prior to his employment with Cordis Webster, Mr. Rolston held various sales management positions, including 15 years at American Edwards prior to its merger with Baxter Healthcare Corporation.

      C. Bryan Byrd is the Vice President, Engineering and Operations of the Company. Mr. Byrd joined the Company in April, 1993 to oversee software development for new products. Prior to joining the Company, Mr. Byrd co-founded and served as the Director of Engineering for BioPhysical Interface Corp. from 1989 to 1993 where he was responsible for developing automated computerized monitoring equipment for pacemaker and open heart operating rooms and follow-up clinics. Prior to his involvement with BioPhysical Interface Corp., Mr. Byrd was employed by Mt. Sinai Medical Center in Miami Beach, Florida as a clinical software engineer.

      Darryl D. Fry has served as a Director of the Company since September, 1999, when he was elected by the Board of Directors to fill a vacancy. From December, 1993 until his retirement in January, 1999, Mr. Fry served as Chairman (until his retirement), President (until January, 1997) and Chief Executive Officer (until May, 1998) of Cytec Industries, Inc., a New York Stock Exchange listed company. Mr. Fry continues to serve as Director of Fortis Inc.

      John E. Underwood has served as a Director of the Company since June, 1998. Since 1985, Mr. Underwood has served as the founder and President of Proteus International, a venture banking and venture consulting concern with offices in Mahwah, New Jersey. Prior to founding Proteus, Mr. Underwood held senior management positions with Pfizer, Inc., General Electric Company and Becton Dickinson.

      Nigel K. Roberts has served as a Director of the Company since April, 2001 when he was elected by the Board of Directors to fill the vacancy created by the retirement of David Mortara. Dr. Roberts has a medical degree and from 1996 through 1999 served as Vice President and Medical Director of The Midland Life Insurance Company. From 1989 through 1996, Dr.

Roberts worked at Nationwide Insurance Company as a medical director and then as vice president.

                             Executive Compensation

      The following summary compensation table sets forth certain information concerning compensation paid or accrued to the Chief Executive Officer and each of the Company's four most highly paid executive officers whose salary and bonus for all of their services in all capacities in 2000 exceed $100,000.

                           Summary Compensation Table

                                                        Annual Compensation               Long Term Compensation
                                                --------------------------------------    ----------------------

Name and Principal                              Salary           Bonus           Other    Securities Underlying
Position                       Year                $               $               $              Options
------------------             ----             ------           -----           -----    ----------------------
David A. Jenkins               2000            $225,000              $0            $0               70,000(1)
Chairman, President            1999            $203,750              $0            $0                    0
and Chief Executive            1998            $150,833              $0            $0                    0
Officer

J. Randall Rolston             2000            $160,549              $0            $0                6,222(2)
Vice President, Sales          1999            $158,851              $0            $0               15,922(3)
                               1998            $156,077          $2,500            $0               55,271(4)

C. Bryan Byrd                  2000            $154,658              $0            $0               50,000(5)
Vice President,                1999            $112,083              $0            $0                    0
Engineering and                1998            $102,083              $0            $0               18,000(6)
Operations

Joseph M. Turner               2000            $125,000              $0            $0                5,000(7)
Chief Financial                1999            $110,000              $0            $0               50,000(8)
Officer                        1998                  $0              $0            $0                    0

(1) On December 24, 2000, the Company granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.20 per share. Options to purchase 35,000 shares vested on grant date and options to purchase an additional 35,000 such shares vested on January 1, 2001. The term of such option is ten years. This option replaced a fully vested option held by Mr. Jenkins for the same number of shares that expired in December 2000.

(2) On January 11, 2000, the Company granted Mr. Rolston an incentive stock option to purchase 6,222 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.19 per share. Options to purchase 1,244 shares vested on grant date and options to purchase an additional 1,244 such shares vest each year thereafter. The term of such option is ten years.

(3) On January 1, 1999, the Company granted Mr. Rolston an incentive stock option to purchase 12,500 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,500 shares vested on the grant date and options to purchase an additional 2,500 shares vest each year thereafter. The term of such option is five years. On June 30, 1999, the Company granted Mr. Rolston an incentive stock option to purchase 3,422 shares of common stock pursuant to the 1995 Long term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 685 shares vested on the grant date and options to purchase an additional 684 vest each year thereafter. The term of such options is five years.

(4) On April 30, 1998, the Company cancelled an incentive stock option to purchase 12,000 shares of common stock issued in 1996 and granted Mr. Rolston a new incentive stock option to purchase 12,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,400 shares vested on the grant date and options to purchase an additional 2,400 shares vest each year thereafter. The term of such option is five years. On July 23, 1998, the Company granted Mr. Rolston an incentive stock option to purchase 969 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.50 per share. Options to purchase all 969 of such shares vested on the grant date. The term of such option is five years. On July 23, 1998, the Company granted Mr. Rolston an incentive stock option to purchase 15,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 3,000 shares vested on the grant date and options to purchase an additional 3,000 shares vest each year thereafter. The term of such option is five years. On December 7, 1998, the Company granted Mr. Rolston an incentive stock option to purchase 12,500 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,500 shares vested on the grant date and options to purchase an additional 2,500 shares vest each year thereafter. The term of such option is five years. On December 31, 1998, the Company granted Mr. Rolston an incentive stock option to purchase 14,802 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.88 per share. Options to purchase 2,960 shares vest on the grant date and options to purchase an additional 2,960 shares become exercisable each year thereafter. The term of such option is five years.

(5) On April 17, 2000, the Company granted Mr. Byrd an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.125 per share. Options to purchase 10,000 shares vest one year from the grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is ten years.

(6) On July 23, 1998, the Company granted Mr. Byrd an incentive stock option to purchase 18,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 3,600 shares vested on grant date and options to purchase an additional 3,600 such shares vest each year thereafter. The term of such option is five years.

(7) On October 20, 2000, the Company granted Mr. Turner an incentive stock option to purchase 5,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.25 per share. Options to purchase 1,000 shares vest one year from the grant date and options to purchase an additional 1,000 such shares vest each year thereafter. The term of such option is ten years.

(8) On February 5, 1999, the Company granted Mr. Turner an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 10,000 shares vested on grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is five years.

Stock Options

      The following table sets forth certain information concerning grants of stock options to each of the executive officers identified in the Summary Compensation Table during the fiscal year ended December 31, 2000.

                        Option Grants in Fiscal Year 2000

                                    Number of Shares        Percent of Total        Exercise
                                       Underlying          Options Granted to       Price Per         Expiration
                                    Options Granted         Employees in 2000         Share              Date
                                   -------------------------------------------------------------------------------
David A. Jenkins                         70,000                   28.8%               $2.20           December 2010
Chairman, President and Chief
Executive Officer

J. Randall Rolston
Vice President, Sales                     6,222                   2.6%                $4.19            January 2010

Joseph M. Turner
Chief Financial Officer                   5,000                   2.1%                $3.25           November 2010

C. Bryan Byrd
Vice President, Engineering
and Manufacturing                        50,000                   20.6%               $4.13              April 2010

Option Exercises and Holdings

      The following table provides certain information with respect to each of the executive officers identified in the Summary Compensation Table concerning the exercise of stock options during the fiscal year ended December 31, 2000 and the value of unexercised stock options held as of such date.

         Aggregated Option Exercises in 2000 and Year End Option Values


                                     Number of Shares Underlying Options    Value of Unexercised In the
                                             at December 31, 2000            Money Options at December
                                                                                    31, 2000 (1)
                                     --------------------------------------------------------------------
Name                                   Exercisable        Unexercisable     Exercisable     Unexercisable
---------------------------------------------------------------------------------------------------------
David A. Jenkins (2)                       127,000            39,000            $17,296         $752
Chairman, President
and Chief Executive Officer

J. Randall Rolston (3)
Vice President, Sales                       62,319            43,096                 $0           $0

Joseph M. Turner (3)
Chief Financial Officer                     20,000            30,000                 $0           $0

C. Bryan Byrd (3)
Vice President, Engineering
and Manufacturing                           20,800            57,200             $8,580           $0

During the fiscal year ended December 31, 2000, 698,500 options were exercised.

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying common stock using the closing sale price on the Nasdaq National Market of $2.188 per share on December 31, 2000.

(2) On August 31, 1995, the Company granted Mr. Jenkins a non-qualified stock option to purchase 96,000 shares of common stock at an exercise price of $2.00 per share (the "Jenkins NQSO"). Options to purchase 28,000 of the Jenkins NQSO shares became exercisable on the grant date and options to purchase 1,000 shares became exercisable each month thereafter. The term of the Jenkins NQSO option is ten years. On December 26, 2000, the Company granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to the Company's 1995 Plan at an exercise price of $2.20 per share (the "Jenkins ISO"). Options to purchase 35,000 of the Jenkins ISO shares became exercisable upon the grant and options to purchase the remaining 35,000 Jenkins ISO shares became exercisable in January 2001. The term of such option is ten years.

(3)   See footnotes to prior table concerning compensation.

Compensation Plans and Other Arrangements

1995 Long Term Incentive Plan

      The Company's 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and Shareholders in November 1995. On November 5, 1999, the Shareholders approved an amendment increasing the number of shares available under the Plan from 700,000 to 1,000,000. At December 31, 2000, options to purchase 815,560 shares were outstanding at exercise prices ranging from $1.75 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of the Company. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors.

      The exercise price of incentive stock options granted under the 1995 Incentive Plan must be equal to at least the fair market value of the common stock on the date of grant, and the term of such options may not exceed ten years. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option may not exceed five years. The aggregate fair market value of common stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000.

1995 Director Option Plan

      The Company's 1995 Director Option Plan was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of the Company are available for issuance under the 1995 Director Option Plan and options to purchase 180,000 shares were outstanding as of December 31, 2000. The 1995 Director Option Plan provides for grants of "director options" to eligible directors of the Company and for grants of "advisor options" to eligible members of the Scientific Advisory Board. Director options and advisor options become exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant for so long as the optionee remains a director or advisor, as the case may be. The 1995 Director Option Plan is administered by the Plan Committee of the Company, which determines the optionees and the terms of the options granted, including the exercise price and the number of shares subject to the options. The 1995 Director Option Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors.

Compensation of Directors

      During 2000, no directors of the Company received cash or other compensation for services on the Board of Directors or any committee thereof. The directors are reimbursed for their reasonable travel expenses incurred in performance of their duties as directors.

         Security Ownership of Certain Beneficial Owners and Management

      Based upon information available to the Company, the following table sets forth certain information regarding beneficial ownership of common stock of the Company as of June 18, 2001, by (i) each of the Company's directors, (ii) each of the executive officers identified in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person known to the Company to beneficially own more than five percent of the Company's common stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                                                                       Amount and Nature
                                                                         of Shares of
                                                                         Common Stock
                                                                      Beneficially Owned
                Name and Address of Beneficial Owner                          (1)               Percent of Class
-----------------------------------------------------------------------------------------------------------------
David A. Jenkins (2)
Chairman of the Board
President and Chief Executive Officer
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                    3,343,400                23.5%

Cardiac Capital, LLC (3)
2170 Piedmont Road, N.E.
Atlanta, Georgia  30324                                                      2,250,000                15.6%

EGS Private Healthcare Partnership, LP (4) (5)
350 Park Avenue
New York, NY 10022                                                           1,312,000                9.4%

EGS Private Healthcare Counterpart, LP (5) (6)
350 Park Avenue
New York, NY 10022                                                            187,500                 1.4%

H & Q Healthcare Investors (7)
50 Rowes Wharf
Boston, MA 02110-6679                                                         645,000                 4.7%

H & Q Life Sciences Investors (7)
50 Rowes Wharf
Boston, MA 02110-6679                                                         430,000                 3.2%

Darryl D. Fry (8)
Director
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                     136,000                 1.0%

J. Randall Rolston (9)
Vice President, Sales and Marketing
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                     128,875                   *

C. Bryan Bryd (10)
Vice President, Engineering and Operations
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                     102,800                   *

John E. Underwood (11)
Director
c/o Proteus International
Crossroads Plaza
Mahwah, NJ 07430                                                              36,000                    *

Nigel K. Roberts (12)
Director
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                      3,000                    *

Joseph M. Turner (13)
Chief Financial Officer
100 Stierli Court - Suite 107
Mount Arlington, NJ 07856                                                     30,000                    *

All officers and directors as a group (7 persons) (14)                       3,780,075                25.2%

* Represents beneficial ownership of less than one percent of the common stock.

(1) Applicable percentage ownership as of June 18, 2001 is based upon 13,648,967 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2) Includes 166,000 shares issuable upon exercise of fully vested options. Also includes 1,500,000 shares of common stock issued, and 750,000 warrant shares issuable, in connection with the Company's most recent private placement financing. Mr. Jenkins will own such shares indirectly as a 50% owner of Cardiac Capital, LLC, the record owner of the shares; as such, Mr. Jenkins disclaims beneficial ownership of one-half of such shares of common stock and warrant shares. Also includes 160,000 shares held by Mr. Jenkins as trustee for the Dalin Class Trust, 42,500 shares held by Mr. Jenkins' wife and 20,000 shares held by Mr. Jenkins wife as custodian for his children. Mr. Jenkins disclaims beneficial ownership of 42,500 shares held by his wife and 20,000 shares held by his wife as custodian for his children.

(3) Includes 1,500,000 shares of common stock issued, and 750,000 warrant shares issuable, in connection with the Company's most recent private placement financing, owned of record by Cardiac Capital, LLC, a limited liability company which is owned by Rollins Investment Fund and David A. Jenkins in equal proportion. Cardiac Capital disclaims beneficial ownership of securities beneficially owned by David A. Jenkins; see footnote (1) above. The Rollins Investment Fund is a general partnership of which R. Randall Rollins and Gary W. Rollins are partners. Each of Rollins Investment Fund, R. Randall Rollins and Gary W. Rollins disclaim beneficial ownership of one-half of the shares of common stock and warrant shares owned of record by Cardiac Capital.

(4)   Includes 306,250 shares issuable upon exercise of warrants.

(5) EGS Private Healthcare Partnership, LP and EGS Private Healthcare Counterpart, LP share certain common management and ownership.

(6)   Includes 43,750 shares issuable upon exercise of warrants.

(7) H & Q Life Sciences Investors and H & Q Healthcare Investors share certain common management and ownership.

(8)   Includes 18,000 shares issuable upon exercise of fully vested options.

(9)   Includes 68,463 shares issuable upon exercise of fully vested options.

(10)  Includes 30,800 shares issuable upon exercise of fully vested options.

(11)  Includes 36,000 shares issuable upon exercise of fully vested options.

(12)  Includes 3,000 shares issuable upon exercise of fully vested options.

(13)  Includes 30,000 shares issuable upon exercise of fully vested options.

(14) Includes 1,352,675 shares issuable upon exercise of fully vested options and warrants.

                            Description of Securities

General

      The following is a description of the common stock of EP MedSystems being offered under this Prospectus which summarizes the principal rights of holders of such stock but does not purport to be complete and is subject in all respects to, and qualified in its entirety by, applicable New Jersey law, including the New Jersey Business Corporation Act ("NJBCA"), and to the provisions of the Company's certificate of incorporation and by-laws. The certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of EP MedSystems unless such takeover or change in control is approved by the Board of Directors.

Common Stock

      Pursuant to the Company's certificate of incorporation, as amended and restated, we are authorized to issue up to 25,000,000 shares of common stock, without par value per share. There were 13,648,967 shares of common stock outstanding and approximately 59 registered holders of the Company's common stock as of June 18, 2001; this number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400.

      Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the prior rights of any holders of shares of preferred stock. The holders of common stock may receive dividends as declared by the Board of Directors out of funds legally available for such distributions.

      Holders of the common stock do not have any preemptive, subscription, redemption or conversion rights. The holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors. The Company's certificate of incorporation does not provide for cumulative voting, which means that pursuant to the Company's by-laws, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors of the Company. All of the shares of the common stock currently issued and outstanding are fully paid and non-assessable.

Certain Provisions of the Certificate of Incorporation and By-laws

      The Company's certificate of incorporation, as amended and restated, provides that our Board of Directors shall be classified with respect to the time for which each of the directors shall severally hold office, into 3 classes, as nearly equal in number as possible, as specified in the Company's by-laws. Pursuant to the Company's certificate of incorporation, after the initial classification of the Board, successors to the classes of directors whose terms then expire shall be elected to serve 3-year terms and until their respective successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director and any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. The affirmative vote of the holders of a majority of all issued and outstanding shares of EP MedSystems entitled to vote, voting as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or to repeal, this provision of the certificate of incorporation.

      New Jersey law provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages or alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, such alleged acts or omissions were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

      The Company's certificate of incorporation and by-laws provide that EP MedSystems may indemnify its directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. EP MedSystems maintains liability insurance for its officers and directors. There can be no assurance, however, that the Company will be able to maintain such insurance on reasonable terms. At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or threatened. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

      The Company's certificate of incorporation and by-laws provide that a director of the Company will not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to the Company, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EP MedSystems pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, be unenforceable.

                 Certain Relationships and Related Transactions

      In November, 2000, the Company completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc. ("Medtronic"), which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with our bank. The transaction is evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate quoted by Wells Fargo Bank Minnesota, N.A. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David A. Jenkins, the Company's President and Chief Executive Officer and a director and shareholder thereof, in a privately-held company.

Medtronic is also a shareholder of the Company. As part of the transaction, Medtronic agreed to subordinate its rights to repayment from the Company to existing rights of the Company's bank.

      On March 28, 2001, we completed the Company's most recent private placement financing of 1,625,000 shares of our common stock and 812,500 warrant shares to two investors. Included among the investors is Cardiac Capital, LLC, a Georgia limited liability company, of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares, which potentially may be issued in such private placement financing, is in excess of 20% of the outstanding common stock of EP MedSystems assuming all warrants are exercised. The consummation of the transaction has provided the Company with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised.

      Cardiac Capital, LLC and David A. Jenkins have a very substantial ownership interest in the Company and may be in a position to control the Company's management and operations as a result of such ownership interest. David A. Jenkins and Rollins Investment Fund, the other 50% owner in Cardiac Capital, have entered into a letter agreement pursuant to which Mr. Jenkins has agreed that he shall forebear from selling any shares of common stock of the Company owned by him, and shall cause his spouse, lineal descendants and any trust for the benefit of any of them to similarly forebear from selling any shares of common stock of the Company owned by any of them in the first year following the closing without the prior written consent of Rollins Investment Fund. The letter agreement further provides that notwithstanding any provision to the contrary contained in the Operating Agreement of Cardiac Capital, the decision of Cardiac Capital to exercise its registration rights after the first anniversary of the closing may be made by Rollins Investment Fund in its sole judgment and without the consent of Mr. Jenkins.

      On May 23, 2000, the Company made a loan of $100,000 to C. Bryan Byrd, the Company's Vice President, Engineering and Operations to finance his exercise of fully vested options. The loan is a recourse loan bearing interest at the Federal Fund rate and is secured by a pledge of 50,000 shares of the Company's common stock owned by Mr. Byrd. Principal and interest are due and payable on May 23, 2003.

                            The Financing Transaction

General

      On June 11, 2001, we entered into the Common Stock Purchase Agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital committed to purchase on each trading day during the term of the agreement, $20,000 of our common stock up to an aggregate of $10.0 million. The $10.0 million of common stock is to be purchased over a 25 month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price.

Purchase of Shares Under the Common Stock Purchase Agreement

      Under the Common Stock Purchase Agreement, on each trading day Fusion Capital is obligated to purchase $20,000 of our common stock, subject to our right to suspend such purchases at any time and our right to terminate the agreement with Fusion Capital at any time, each as described below. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided that the price of our common stock is above $5.00 per share for five consecutive trading days and remains above $5.00.

      The purchase price per share under the Common Stock Purchase Agreement is equal to the lesser of:

      o     the lowest sale price of our common stock on the purchase date; or

      o the average of the two (2) lowest closing bid prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

      The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the Common Stock Purchase Agreement if Fusion Capital or its affiliates would beneficially own more than 4.9% of our then aggregate outstanding common stock immediately after the proposed purchase. If the 4.9% limitation is ever reached we have the option to increase this limitation to 9.9%. If the 9.9% limitation is ever reached, this limitation will not limit Fusion Capital's obligation to fund the daily purchase amount.

      The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the Common Stock Purchase Agreement at varying purchase prices:

                                                                                  Percentage Outstanding After
                                                      Number of Shares to be      Giving Effect to the Issuance
               Assumed Purchase Price                 Issued if Full Purchase         to Fusion Capital(1)
-----------------------------------------------       -----------------------     -----------------------------
$2.97 the closing sale price on June 11, 2001                2,700,000(2)                     19.5%
$4.00 ........................................               2,500,000                        18.0%
$5.00 ........................................               2,000,000                        14.4%
$6.00 ........................................               1,666,666                        12.1%
$7.00 ........................................               1,428,571                        10.3%
$10.00........................................               1,000,000                         7.2%

(1) Based on 13,873,967 shares outstanding as of June 18, 2001 which includes the issuance of 225,000 shares of common stock issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 2,700,000 shares to Fusion Capital under the Common Stock Purchase Agreement, including the shares issuable as a commitment fee, all of which are included in this offering.

Our Right To Suspend Purchases

      We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the Common Stock Purchase Agreement for working capital or other business purposes, we do not intend to restrict purchases under the Common Stock Purchase Agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

      We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason to any amount above the daily purchase amount; provided however, we may not increase the daily purchase amount above $20,000 unless our stock price has been above $5.00 per share for five consecutive trading days. For any trading day that the sale price of our common stock is below $5.00, the daily purchase amount shall not be greater than $20,000.

Our Termination Rights

      We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Common Stock Purchase Agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

      All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

      Fusion Capital may ultimately purchase all of the shares of common stock issuable under the Common Stock Purchase Agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the Common Stock Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount,
(2) suspend purchases of the common stock by Fusion Capital and (3) terminate the Common Stock Purchase Agreement .

No Short-Selling or Hedging by Fusion Capital

      Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Common Stock Purchase Agreement.

Events of Default

      Generally, Fusion Capital may terminate the Common Stock Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

      o if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o suspension by our principal market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o our failure to satisfy any listing criteria of our principal market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o the transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the Common Stock Purchase Agreement;

      o any material breach of the representations or warranties or covenants contained in the Common Stock Purchase Agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

      o     a default by us of any payment obligation in excess of $1.0 million;
            or

      o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

      Under the terms of the Common Stock Purchase Agreement Fusion Capital will receive an aggregate of 225,000 shares of our common stock as a commitment fee; Fusion has received 112,250 shares of our common stock and will receive an additional 112,750 shares of our common stock upon effectiveness of this registration statement. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from the date of the Common Stock Purchase Agreement or the date the Common Stock Purchase Agreement is terminated.

No Variable Priced Financings

      Until the termination of the Common Stock Purchase Agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

Holdings of Fusion Capital Upon Termination of the Offering

      Because Fusion Capital may sell all, some, or none of the common stock offered by this Prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                            Selling Security Holders

      The selling shareholder is Fusion Capital Fund II, LLC. Under the Common Stock Purchase Agreement, Fusion Capital has committed to purchase on each trading day during the term of the agreement $20,000 of our common stock up to an aggregate of $10.0 million. The purchase price of our common stock being purchased by Fusion Capital is based upon the future market price of our common stock. We will commence the purchase and sale of stock with Fusion Capital after this registration statement becomes effective.

      We have authorized the sale and issuance of 2,716,144 shares of our common stock to Fusion Capital under the Common Stock Purchase Agreement of which we have registered 2,700,000. We estimate that the maximum number of shares we will sell to Fusion Capital under the Common Stock Purchase Agreement will be 2,475,000 shares (exclusive of the 225,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10.0 million of common stock. We have the right to suspend and/or terminate the Common Stock Purchase Agreement without any payment or liability to Fusion Capital. We have also issued to Fusion Capital 112,250 shares of our common stock upon the execution of the Common Stock Purchase Agreement and we will issue an additional 112,750 shares of our common stock upon the effectiveness of this registration statement, for an aggregate 225,000 shares representing the commitment fee to Fusion Capital. Unless an event of default occurs, these shares must be held by Fusion Capital for 25 months or until the Common Stock Purchase Agreement has been terminated. This Prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. The Common Stock Purchase Agreement is described in detail in the Section entitled "The Financing Transaction."

Effect of Performance of the Common Stock Purchase Agreement on EP MedSystems and Our Shareholders

      All shares registered pursuant to the Common Stock Purchase Agreement will be freely tradable. We expect that they will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, sale of shares under this offering could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the Common Stock Purchase Agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchase of shares under the Common Stock Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases under the Common Stock Purchase Agreement and to require termination of the Common Stock Purchase Agreement in some cases.

Our Ability to Suspend Purchases

      The Common Stock Purchase Agreement provides that we may at any time suspend purchases. To the extent we need to use the cash proceeds of sales of common stock issuable under the Common Stock Purchase Agreement for working capital or other business purposes, we do not intend to suspend purchases under the Common Stock Purchase Agreement.

Holdings of Fusion Capital Upon Termination of the Offering

      As the number of shares of EP MedSystems common stock will be purchased by Fusion Capital under the Common Stock Purchase Agreement will depend on the purchase price of the purchased shares, which will be determined at the time of the purchase, and because we may decrease, and under some circumstances increase, the rate at which we sell to Fusion Capital, the aggregate number of purchase shares that will be offered for sale by Fusion Capital is not determinable at this time. If the number of purchased shares offered for sale by this Prospectus is insufficient to cover all of the purchased shares and commitment shares, EP MedSystems has agreed to file a registration statement with the SEC, registering the additional shares. Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disproportionate power over the shares being offered under this Prospectus.

      Notwithstanding certain limitations on the ability of Fusion Capital to purchase shares as set forth in the Common Stock Purchase Agreement, assuming the purchase of 2,475,000 shares by Fusion Capital, together with the 225,000 shares delivered as a commitment fee, Fusion Capital would beneficially own 19.8% of our outstanding stock as of June 11, 2001. Because Fusion Capital may sell all, some, or none of the common stock offered by this Prospectus, we cannot estimate the amount of common stock that will be held by Fusion Capital upon termination of the offering. Except for this financing transaction, Fusion Capital has had no position, office or relationship with EP MedSystems or affiliates within the past three years.

      Under the terms of the Common Stock Purchase Agreement, Fusion Capital has agreed that it will not purchase shares of EP MedSystems common stock under the Common Stock Purchase Agreement if, after giving effect to the purchase, Fusion Capital, together with its affiliates, would beneficially own in excess of 4.9% of the outstanding shares of EP MedSystems common stock. If the 4.9% limitation is reached, EP MedSystems, at its option, has the right to increase the limitation to 9.9%. If the 9.9% limitation is reached, Fusion Capital will remain obligated to comply with its purchase obligations under the Common Stock Purchase Agreement, but otherwise would be prohibited from increasing its percentage ownership.

                              Plan of Distribution

      Fusion Capital Fund II, LLC is offering the shares of EP MedSystems common stock offered by this Prospectus. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Fusion Capital and its successors may effect the sale of the common stock offered by this Prospectus in one or more of the following methods:

      o     ordinary brokers' transactions;
      o transactions involving cross or block trades or otherwise on the Nasdaq National Market;
      o purchases by brokers, dealers, or underwriters as principal and resale by these purchasers for their own accounts pursuant to this Prospectus;
      o "at the market" to or through market makers or into an existing market for the common stock;
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
      o     in privately negotiated transactions; or
      o     any combination of the foregoing.

      See the Table under the Section entitled "The Financing Transaction" for the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the Common Stock Purchase Agreement at varying purchase prices.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

      Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

      The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

      We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Common Stock Purchase Agreement.

      We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this Prospectus and the ability of any person of any person or entity to engage in market-making activities with respect to the shares of common stock.

      EP MedSystems has entered into a registration rights agreement with Fusion Capital under which it has agreed to maintain the effectiveness under the Securities Act of 1933, as amended, of the registration statement to which this Prospectus relates.

                                  Legal Matters

      The validity of the EP MedSystems common stock offered by this Prospectus will be passed upon for us by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey.

                                     Experts

      The financial statements as of December 31, 2000 and for the two years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                       Where You Can Find More Information

      We have filed with the U.S. Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to common stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Some information is omitted from this Prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the Registration Statement and its exhibits for additional information. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this Prospectus by reference. You may inspect a copy of the Registration Statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the Registration Statement from such office upon payment of the fees prescribed by the Commission.

      We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the Commission. These filings may be inspected and copied (at prescribed rates) at the following public reference facilities maintained by the Commission:

      Washington, D.C.:  Judiciary Plaza
                         450 Fifth Street, N.W., Room 1024
                         Washington, D.C. 20549

      New York, N.Y.:    7 World Trade Center, 13th Floor
                         New York, New York 10048

      Chicago, Ill:      Citicorp Center
                         500 West Madison Street, Suite 1400
                         Chicago, Illinois 60661

      Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Further, our filings with the Commission are also available to the public on the Commission's web site at http://www.sec.gov. References in this Prospectus to the "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, must not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any sale made pursuant to this Prospectus shall, under any circumstance, create any indication that there has been no change to the affairs of EPMed since the date of this Prospectus or that the information contained in this Prospectus is correct as of any subsequent date. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

                          INDEX TO FINANCIAL STATEMENTS

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                       Page
                                                                           ----

  Report of Independent Accountants                                         F-2

  Consolidated Balance Sheet as of December 31, 2000 and
  December 31, 1999                                                         F-3

  Consolidated Statements of Operations for the years ended                 F-4
  December 31, 2000 and 1999

  Consolidated Statements of Changes in Shareholders' Equity                F-5
  for the years ended December 31, 2000 and 1999

  Consolidated Statements of Cash Flows for the years ended                 F-6
  December 31, 2000 and 1999

  Notes to Consolidated Financial Statements for the years ended
  December 31, 2000 and December 31, 1999                                   F-7

  Consolidated Balance Sheet (unaudited) as of March 31, 2001 and
  March 31, 2000                                                            F-18

  Consolidated Statements of Operations (unaudited) for the
  three months ended March 31, 2001 and March 31, 2000                      F-19

  Consolidated Statements of Changes in Shareholders' Equity (unaudited)
  for the three months ended March 31, 2001 and March 31, 2000              F-20

  Consolidated Statements of Cash Flows (unaudited) for the
  three months ended March 31, 2001 and March 31, 2000                      F-21

  Notes to Consolidated Financial Statements for the three months ended
  March 31, 2001 and March 31, 2000 (unaudited)                             F-22

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EP MedSystems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of EP MedSystems, Inc. and its subsidiaries (the "Company") at December 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the Consolidated Financial Statements, the Company has experienced recurring losses from operations and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


PricewaterhouseCoopers LLP

March 20, 2001

EP MEDSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                                                December 31,
                         ASSETS                                           2000               1999
                                                                      ------------      ------------
Current assets:
   Cash and cash equivalents                                          $    302,279      $  2,006,731
   Accounts receivable, net of allowances for doubtful
      accounts of $49,022 and $95,528                                    2,511,649         2,933,963
   Inventories, net of reserves                                          2,377,402         1,888,103
   Prepaid expenses and other current assets                                88,992           253,909
                                                                      ------------      ------------
          Total current assets                                           5,280,322         7,082,706

Property, plant and equipment, net                                       2,530,427         2,055,355
Intangible assets, net                                                     455,027           501,719
Other assets                                                               151,168            22,923
                                                                      ------------      ------------
          Total assets                                                $  8,416,944      $  9,662,703
                                                                      ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                      $    914,100      $    995,273
Payables due to related parties                                                 75           329,912
Accrued expenses                                                           511,334           665,327
Deferred warranty revenue and customer deposits                             95,870            63,760
Current portion of notes payable                                           814,237            44,374
                                                                      ------------      ------------
     Total current liabilities                                           2,335,616         2,098,646
Deferred warranty -- non-current                                           102,750           107,990
Notes payable, less current portion                                        441,665           466,667
Note payable to Medtronic, Inc.                                          1,600,000                --
                                                                      ------------      ------------
          Total liabilities                                              4,480,031         2,673,303
                                                                      ------------      ------------
Commitments and contingencies (See Notes 1, 4 and 9)

Shareholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized,
     no shares issued and outstanding                                           --                --

  Common stock, $.001 stated value, 25,000,000 shares authorized,
     12,023,167 and 11,084,417 shares issued and outstanding at
     December 31, 2000 and 1999                                             12,023            11,084

  Additional paid-in capital                                            26,509,408        24,626,713
  Receivable from executive officer                                       (100,000)               --
  Accumulated deficit                                                  (22,484,518)      (17,648,397)
                                                                      ------------      ------------
          Total shareholders' equity                                     3,936,913         6,989,400
                                                                      ------------      ------------
          Total liabilities and shareholders' equity                  $  8,416,944      $  9,662,703
                                                                      ============      ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                     2000               1999
                                                 ------------      ------------
Net sales                                        $  9,760,495      $ 10,853,967
Cost of products sold                               4,433,211         4,978,652
                                                 ------------      ------------
          Gross profit                              5,327,284         5,875,315

Operating costs and expenses:
   Sales and marketing expenses                     5,144,026         4,812,743
   General and administrative expenses              2,265,705         2,162,229
   Research and development expenses                2,787,530         2,214,778
                                                 ------------      ------------
          Loss from operations                     (4,869,977)       (3,314,435)
Interest expense                                     (105,645)          (49,706)
Other income, net                                     139,501           150,703
                                                 ------------      ------------
          Net loss                               $ (4,836,121)     $ (3,213,438)
                                                 ============      ============

Basic and diluted net loss per share             $      (0.41)     $      (0.31)
                                                 ============      ============
Weighted average shares outstanding used to
compute basic and diluted loss per share           11,788,478        10,250,631
                                                 ============      ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                         Common          Common          Additional
                                          Stock           Stock            Paid-in
                                         Shares           Amount           Capital          Deficit             Total
                                      ------------     ------------     ------------      ------------      ------------
Balance, January 1, 1999                 9,872,417     $      9,872     $ 21,432,374      $(14,434,959)     $  7,007,287

Issuance of common stock in
connection with private placement        1,135,000            1,135        2,317,356                --         2,318,491

Issuance of Warrants in
connection with private placement               --               --          713,636                --          713, 636

Issuance of common stock upon
exercise of stock options                   77,000               77          153,923                --           154,000

Foreign currency translation                    --               --            9,424                --             9,424

Net loss                                        --               --               --        (3,213,438)       (3,213,438)
                                      ------------     ------------     ------------      ------------      ------------

Balance, December 31, 1999              11,084,417     $     11,084     $ 24,626,713      $(17,648,397)     $  6,989,400
                                      ------------     ------------     ------------      ------------      ------------

Issuance of common stock in
connection with exercise of
warrants                                   205,250     $        205     $    718,170                --      $    718,375

Receivable from executive officer               --               --         (100,000)               --          (100,000)

Issuance of common stock upon
exercise of stock options                  698,500              699        1,031,282                --         1,031,981

Issuance of common stock                    35,000               35          141,215                --           141,250

Foreign currency translation                    --               --           (7,972)               --            (7,972)

Net loss                                        --               --               --        (4,836,121)       (4,836,121)
                                      ------------     ------------     ------------      ------------      ------------

Balance, December 31, 2000              12,023,167     $     12,023     $ 26,409,408      $(22,484,518)     $  3,936,913
                                      ============     ============     ============      ============      ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                2000             1999
                                                                            -----------      -----------
Cash flows from operating activities:
  Net loss                                                                  $(4,836,121)     $(3,213,438)
  Adjustments to reconcile net income to net cash
   used in operating activities:
     Depreciation and amortization                                              792,811          482,933
     Bad debt expense                                                            50,694               --
     Issuance of stock in settlement                                            100,000               --
   Changes in assets and liabilities:
     Decrease (increase) in accounts receivable                                 371,620         (628,465)
     (Increase) in inventories                                                 (489,299)        (403,112)
     Decrease (increase) in prepaid expenses and other
        current assets                                                          164,917         (102,014)
     (Increase) in other assets                                                (128,245)          (3,500)
     (Decrease) increase in due to related parties                             (329,837)         141,123
     (Decrease) increase  in accounts payable                                   (81,173)         238,909
     (Decrease) increase in accrued expenses, deferred revenue and
        customer deposits                                                       (97,883)         109,974
                                                                            -----------      -----------
        Net cash used in operating activities                                (4,482,516)      (3,377,590)
                                                                            -----------      -----------
Cash flows from investing activities:
   Maturities of investments                                                         --          729,351
   Capital expenditures                                                      (1,174,325)      (1,330,360)
   Patent costs                                                                 (48,527)         (34,390)
                                                                            -----------      -----------
        Net cash used in investing activities                                (1,222,852)        (635,399)
                                                                            -----------      -----------
Cash flows from financing activities:
   Borrowings under term notes payable, net of payments                       1,589,000          500,662
   Borrowing under revolving line of credit                                     761,560               --
   Net proceeds from issuance of common stock, net of offering expenses         718,375        3,032,127
   Proceeds from exercise of stock options                                      931,981          154,000
                                                                            -----------      -----------
        Net cash provided by financing activities                             4,000,916        3,686,789
                                                                            -----------      -----------
Net (decrease) in cash and cash equivalents                                  (1,704,452)        (326,200)
Cash and cash equivalents, beginning of period                                2,006,731        2,332,931
                                                                            -----------      -----------
Cash and cash equivalents, end of period                                    $   302,279      $ 2,006,731
                                                                            ===========      ===========

Supplemental cash flow information:
Cash paid for interest                                                      $    79,562      $    49,710

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business

      EP MedSystems, Inc. (the "Company") operates in a single segment. The Company designs, manufactures and markets a broad-based line of products for the cardiac electrophysiology ("EP") market for the purpose of diagnosing, monitoring, managing and treating irregular heartbeats known as arrhythmias.

      The consolidated financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred net losses of approximately $4.8 million and $3.2 million for the years ended December 31, 2000 and 1999, respectively, and expects to incur costs and expenses in excess of revenues as it continues to execute its business strategy. The Company has limited financial resources available to support its ongoing operations, fund its product development and market new technology, and pay its obligations as they become due.

      The factors noted in the above paragraph raise substantial doubt concerning the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the ongoing support of its shareholders, creditors, and its ability to close debt or equity transactions. Management is in the process of seeking additional financing. There is no assurance, however, that the Company will be able to identify or close a financing transaction, or that any such transactions will provide sufficient resources to support the Company until it generates sufficient cash flow to fund its operations.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of EP MedSystems, Inc. and its wholly owned subsidiaries, EP MedSystems UK Ltd. ("EP MedSystems UK"), EP MedSystems France S.A.R.L. and ProCath Corporation d/b/a EP MedSystems. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Concentrations of Credit Risk

      The Company is potentially subject to concentrations of credit risk with respect to its cash investments and trade accounts receivable. The Company invests its excess cash in a diversified portfolio of investment grade corporate bonds and an institutional money market account.

      The Company's customer base for its products is primarily comprised of hospitals and distributors throughout the United States and abroad. On certain transactions, the Company may require payment in advance or an issuance of an irrevocable letter of credit. The Company believes that its terms of sale provide adequate protection against significant credit risk with respect to trade accounts receivable.

Inventories

      Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis.

Property and Equipment

      Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long Lived Assets

      The recoverability of the excess of cost over fair value of net assets acquired is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If management believes an impairment exists, the carrying amount of these assets would be reduced to their fair value as defined in Statement of Financial Accounting Standards No. 121.

Intangible Assets

      Goodwill is a result of the purchase of certain assets, including the Company's West Berlin, NJ facility. Goodwill is being amortized by the straight-line method over 15 years and is included in intangible assets. Unamortized goodwill as of December 31, 2000 and 1999 amounted to $393,000 and $445,000, respectively.

      Registration and legal fees associated with patent filings are capitalized and amortized over three years. Management reviews these assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. The Company has determined that, as of December 31, 2000, no such assets have been impaired.

Revenue Recognition

      The Company recognizes product sales on the date of shipment. Payments received in advance of shipment of product are deferred until such products are shipped. Revenues related to warranty contracts are recognized on a straight-line basis over the warranty period. Royalties on product sales are included in cost of sales.

Research and Development

      Research and development costs, which include clinical and regulatory costs, are expensed as incurred.

Stock Based Compensation

      The Company accounts for stock options issued to employees and non-employee directors in accordance with the "intrinsic value" method set forth in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") with supplemental pro forma disclosures of "fair value" as required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123").

Net Loss Per Share

      Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 1,524,810 and 2,303,347 for the years ended December 31, 2000 and 1999, respectively, have been excluded from the diluted per share calculation.

Comprehensive Income

      For the years ended December 31, 2000 and 1999, the Company's comprehensive income approximated net income, except for the foreign currency translation adjustment. The Company's foreign operations are translated to U.S. dollars using current exchange rates with translation adjustments accumulated in shareholders' equity

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, the estimates may ultimately differ from actual results.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the current presentation.

Recently Issued Accounting Standards

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS No. 133) will be effective for the Company in the first quarter of fiscal 2001 and establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 2000, the Financial Accounting Standards Board ("FASB") issued FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to FAS No, 133. This statement provides clarification with regard to certain implementation issues under FAS No. 133 on specific types of hedges. The adoption of FAS No. 133 did not have a material effect on the Company's financial statements.

      In September 2000, the FASB issued No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of SFAS No. 140 will have a material impact on our results of operations, financial position or cash flows.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The guidance accounting and disclosures discussed in SAB 101 did not have a material impact on the Company's financial statements.

3.    EchoCath License

      During February 1997, the Company licensed the rights to several ultrasound technologies from EchoCath, Inc. ("EchoCath") for use in the field of electrophysiology. The agreement called for the Company to make milestone payments of up to $700,000, in four installments, as certain development milestones and initial sales are achieved on the EchoMark(TM) and EchoEye(TM) technologies. One of the milestones called for a $400,000 payment payable upon the completion of a development program for the EchoEye(TM). This milestone was only payable in the event that the development was completed by September 30, 1998. To the best of the Company's knowledge, the milestone was not achieved and no milestone payments are accrued or payable to EchoCath at December 31, 2000. See Note 8.

4.    Related Party Transactions

      The Company purchases certain components for the EP WorkMate(R) and ALERT(R) Companion from Mortara Instrument, Inc. Dr. David W. Mortara, a director of the Company, is also a Director and shareholder of Mortara Instrument, Inc. The approximate value of products purchased from Mortara Instrument was $1,087,000 and $971,000, in 2000 and 1999, respectively.

      On November 15, 2000, the Company completed a debt financing in the amount of $3.2 million, with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc. ("Medtronic"), a shareholder in the Company, receiving $1.6 million at closing and $1.6 million at January 17, 2001. Approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, the Company's President and Chief Executive Officer and a director and shareholder thereof, in a privately-held company. See Note 9.

      The Company loaned $100,000 to one of its officers to finance his exercise of fully vested options. This recourse loan bears interest at the Federal Fund rate and is collateralized by 50,000 shares of the Company's common stock. Principal and any accrued interest shall be due and payable on May 23, 2003.

5.    Inventories

Inventories consist of the following:

                                                         December 31,
                                                     2000             1999
                                                 -----------      -----------
              Raw materials                      $ 1,144,526      $ 1,304,330
              Work in progress                       426,476           31,564
              Finished goods                         806,400          552,209
                                                 -----------      -----------
                                                 $ 2,377,402      $ 1,888,103
                                                 ===========      ===========

6.    Property and Equipment

Property and equipment consist of the following:

                                                         December 31,
                                                     2000             1999
                                                 -----------      -----------
              Land                               $    69,738      $    69,738
              Buildings and improvements             967,325          849,246
              Leasehold improvements                 129,332          129,332
              Machinery and equipment              2,810,232        1,606,703
              Furniture and Fixtures                 235,715          377,972
                                                 -----------      -----------
                                                 $ 4,212,342      $ 3,032,991
              Less: accumulated depreciation      (1,681,915)        (977,636)
                                                 -----------      -----------
                                                 $ 2,530,427      $ 2,055,355
                                                 ===========      ===========

      In February 1999, the Company purchased the remaining 7,500 square feet of manufacturing space at its West Berlin, New Jersey facility for an aggregate purchase price of $400,000 (see Note 10) for a total of 15,000 square feet.

7.    Intangible Assets

Intangible assets consist of the following:

                                                         December 31,
                                                     2000             1999
                                                 -----------      -----------
              Goodwill                           $   774,099      $   774,099
              Other                                  151,447          106,356
                                                 -----------      -----------
                                Total                925,546          880,455
              Less: accumulated amortization        (470,519)        (378,736)
                                                 -----------      -----------
                                                 $   455,027      $   501,719
                                                 ===========      ===========

8.    Commitments and Contingencies

Operating Leases

      The Company currently has various operating leases for office facilities. Approximately 8,800 square feet of office and manufacturing space is leased through October 2002 in the United States. EP MedSystems UK leases 822 square feet of office and storage space in Kent, England through January 2003. The Company also leases 1,350 square feet in France. The total rent expense associated with the office leases was approximately $132,000 and $111,000 in 2000 and 1999, respectively. Additionally, the Company also leases certain office equipment for periods extending through December 2003.

      The future aggregate commitment for minimum rentals as of December 31, 2000 is as follows:

                    2001              $    147,000
                    2002              $    131,000
                    2003              $     26,000

Employee Life Insurance

      The Company has key man life insurance policies for $1,000,000 covering its President, $1,000,000 for the Vice President of Regulatory Affairs and $500,000 for the Vice President of Engineering, for which it is the beneficiary.

Litigation

      During October 1997, the Company filed a lawsuit against EchoCath in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the prior sale of $1,400,000 of its preferred stock to the Company.

      EchoCath filed an answer to the complaint, denying the allegations and asserting a counterclaim against the Company seeking its costs and expenses in the action. EchoCath also filed a motion to dismiss the complaint. During October 1998, the complaint was dismissed by the District Court and EchoCath's counterclaim for attorney fees was denied. The Company argued an appeal on December 8, 1999 and is awaiting the decision of the United States Court of Appeals for the Third Circuit. At this time, the Company cannot determine the outcome of the litigation and as a result, no amount has been accrued at December 31, 2000.

9.    Note payable

      On November 15, 2000, the Company completed a debt financing in the amount of $3.2 million, with Medtronic Approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, the Company's President and Chief Executive Officer and a director and shareholder thereof, in a privately-held company. The debt financing is subordinate to existing rights of the Company's senior lender, Fleet National Bank. The Company received $1.6 million at closing and $1.6 million on January 17, 2001. This debt financing is subordinate to existing rights of the Company's senior lender, Fleet National Bank.

      During March 1999, the Company entered into a $500,000 Term Loan Agreement with a bank, maturing December 31, 2004. The purpose of the term note was to fund the purchase of 7,500 square feet of manufacturing and warehouse space at its West Berlin, New Jersey facility and building improvements. Interest on the term note is payable monthly in arrears at either the prime rate plus 3/4% or LIBOR plus 3 1/4%. Principal became payable commencing January 2000 in 48 equal monthly installments under a 15 year amortization schedule with a balloon payment due in December 2004. In addition, the Company entered into a $2 million Revolving Credit Facility expiring March 31, 2001. The proceeds of the revolver were intended to fund working capital purposes. The amounts outstanding on the revolving credit facility were repaid in January 2001, utilizing the funds received from the Medtronic debt financing described above at which time the facility was terminated.

      The Company is required to maintain certain financial ratios, and meet certain net worth and indebtedness tests. The debt is collateralized by a first priority lien on all corporate assets. The agreement also prohibits the Company from incurring certain additional indebtedness, limits investments, advances or loans and restricts substantial asset sales, capital expenditures and cash dividends. At September 30 and December 31, 2000, the Company was not in compliance with certain financial ratios of the bank debt. The Company received a waiver from the bank in consideration of the repayment of approximately, $2.3 million outstanding on the Company's revolving credit facility using the funds obtained from the Medtronic debt financing. The credit facility, which was originally scheduled for termination in March 2001, was terminated in January 2001, and was not replaced by another facility.

10.   Shareholders' Equity

Preferred Stock

      The Company is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value per share. The Board of Directors has the authority to issue preferred stock in one or more classes, to fix the number of shares constituting a class and the stated value thereof, and to fix the terms of any such class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption, the redemption price and the liquidation preference of such shares or class. At December 31, 2000 and 1999, the Company had no shares of preferred stock outstanding.

Common Stock

      The Company is authorized to issue 25,000,000 shares of common stock, no par value, $.001 stated value per share, of which a total of 12,023,167 and 11,084,417 shares were outstanding at December 31, 2000 and 1999, respectively.

      In October 2000, the Company issued 25,000 shares of its common stock to one of its former distributors in connection with the settlement of certain litigation which had been commenced by the Company earlier in the year. The Company had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other.

      In February 2000, the Company received $718,000 related to the exercise of warrants that were issued in conjunction with the Company's private placement in September 1999. Investors included in the exercise were two of its institutional shareholders and two members of its board of directors. Common stock of 205,250 shares was issued in conjunction with the exercise of the warrants. In addition, the exercise price of the remaining unexercised warrants to purchase 362,250 shares of common stock was increased from $3.50 to $7.50 per share. The Company used the net proceeds from the exercise of warrants for working capital purposes.

      On August 31, 1999, the Company sold and issued an aggregate of 1,135,000 shares of common stock in a private offering with an institutional investment fund and two members of the board of directors and a private investor (the "Investors") at $2.75 per share. The Investors each received a callable warrant to purchase an aggregate of 567,500 common shares exercisable at $3.50 per share. The warrants are callable by the Company when the average closing price of the Company's Common Stock has equaled or exceeded $4.125 per share during any twenty consecutive trading days. The warrants expire five years from the date of grant and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,127, net of approximately $89,000 in related filing expenses (See Note 16).

      The Company granted the Investors certain registration rights with respect to the shares pursuant to a Registration Rights Agreement. The Company filed a shelf registration statement on Form S-3 on September 30, 1999 covering all of the common stock. The registration statement was declared effective by the Securities and Exchange Commission on October 22, 1999.

11.   Stock Compensation Plans

1995 Long Term Incentive Plan

      The Company's 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and shareholders in November 1995. On November 5, 1999, the Shareholders approved an amendment increasing the number of shares available under the Plan from 700,000 to 1,000,000. At December 31, 2000, options to purchase 815,560 shares were outstanding at exercise prices ranging from $1.75 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of the Company. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

      During 2000, the Company issued options to purchase 242,713 shares of common stock under the 1995 Incentive Plan. The exercise prices of these options range from $2.20 to $4.25 per share. The options granted in 2000 have terms of ten years and vest over varying periods.

1995 Director Option Plan

      The Company's 1995 Director Option Plan (the "1995 Director Plan") was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of the Company are available for issuance under the 1995 Director Plan and options for 180,000 shares of common stock, at exercise prices ranging from $2.00 to $3.00 per share, are outstanding as of December 31, 2000. The 1995 Director Plan provides for grants of director options to eligible directors of the Company and for grants of advisor options to eligible members of the Scientific Advisory Board of the Company. Each of the director options and the advisor options are exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant. The terms of these options are five years. The 1995 Director Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

      For the years ended December 2000 and 1999, non-employee holders of non-plan stock options exercised their options to purchase 614,500 and 77,000 shares, respectively, of Company common stock at prices ranging from $0.10 to $2.00 per share.

      At December 31, 2000 and 1999, the Company had 1,162,560 and 1,738,347
shares, respectively, of common stock reserved for stock options under all plans. All stock options granted by the Company, were granted at exercise prices not less than the current fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors or the fair market value on the date of grant for options issued after the Company's initial public offering.

      Information relating to stock options is as follows:

                                                            Option            Weighted
                                          Number of          Price            Average
                                           Options           Range        Exercise Price
                                         ----------      -------------    --------------
Outstanding at January 1, 1999            1,754,110      $0.10 - $3.00             $2.12
     Granted                                202,737      $3.00 - $3.75             $3.06
     Exercised                              (77,000)             $2.00             $2.00
 Forfeited/expired                         (141,500)     $2.00 - $3.00             $1.87
                                         ----------      -------------    --------------
Outstanding at December 31, 1999          1,738,347      $0.10 - $3.75             $2.22
     Granted                                242,713      $2.20 - $4.25             $3.48
     Exercised                             (698,500)     $0.10 - $3.00             $1.48
     Forfeited/expired                     (120,000)     $2.20 - $4.13             $2.62
                                         ----------      -------------    --------------
Outstanding at December 31, 2000          1,162,560      $1.33 - $4.25             $2.88
                                         ==========      =============    ==============
Exercisable at December 31, 2000            648,722      $1.33 - $4.25             $2.60
                                         ==========      =============    ==============

      The Company accounts for its stock options issued to employees and nonemployee directors based upon the "intrinsic value" method set forth in APB
25. Had compensation costs for the Company's stock option plans been determined consistent with SFAS No.123, the Company's pro-forma net loss and loss per share for 2000 and 1999 would have been as follows:

                                                   2000            1999
                                               -----------      -----------
         Reported net loss                     ($4,836,121)     ($3,213,438)
                                               ===========      ===========

         Reported Basic/Diluted loss
         per share                                  ($0.41)          ($0.31)
                                               ===========      ===========

         Pro-forma net loss                    ($5,113,850)     ($3,394,622)
                                               ===========      ===========

         Pro-forma Basic/Diluted loss
         per share                                  ($0.43)          ($0.33)
                                               ===========      ===========

      Under SFAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions in 2000 and 1999, respectively:

                                                             2000         1999
                                                            -------     -------
         Risk free interest rate                             6.08%       5.39%
         Expected life                                      5 years     5 years
          Volatility                                          50%         50%
         Weighted average fair value of options
         granted during the year
                                                             $2.30       $1.49

12.   Industry Segment and Geographic Information

      The Company manages its business on the basis of one reportable segment--the manufacture and sale of cardiac electrophysiology products. The Company's chief operating decision makers use consolidated results to make operating and strategic decisions.

      The following table sets forth product sales by geographic segment as of December 31,

                                                         2000            1999
                                                     -----------     -----------
         United States                               $ 4,909,000     $ 6,936,000
         Europe/Middle East                            2,589,000       2,030,000
         Asia and Pacific Rim                          2,262,000       1,844,000
         Other                                                --          44,000
                                                     -----------     -----------
                                                     $ 9,760,000     $10,854,000
                                                     ===========     ===========

      Sales of the Company's cardiac electrophysiology devices and related catheters aggregated $8,469,000 and $1,291,000 in 2000 and $9,333,000 and
$1,521,000 in 1999, respectively. The Company's long-lived assets are located in the U.S. No customer accounted for an excess of 10% of total sales during the years ended December 31, 2000 and 1999.

13.   Employee Benefit Plan

      During 1997, the Company established an employee 401(k)-salary deferral plan that allows contributions by all eligible full time employees. Eligible employees may contribute up to 15% of their respective compensation, subject to statutory limitations, and the Company may match a percentage of employee contributions at the discretion of the Board of Directors. During the years ended December 31, 2000 and 1999, no matching contributions were made to the plan.

14.   Income Taxes

      The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the Company to recognize income tax benefits for the loss carryforwards which have not previously been recorded. As a result of losses incurred since the Company's inception, there is no provision for income taxes in the accompanying financial statements. At December 31, 2000 and 1999 the Company's net deferred tax assets are fully offset by a valuation allowance, and, to the extent that it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future. The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets consist of the following:

                                                          December 31,
                                                    2000                1999
                                                 -----------        -----------
      Allowance for doubtful accounts            $    18,000        $    39,000
      Inventory reserves                              30,000             51,000
      Intangible asset amortization                  (12,000)           (12,000)
      Depreciation                                    19,000             33,000
      Accrued liabilities                             74,000            156,000
      Net operating loss carryforwards             8,343,000          5,325,000
      Research and development credit                218,000             67,000
      Write-down of EchoCath investment              560,000            560,000
      Write-off of note receivable                    43,000             43,000
      Deferred warranty income                        74,000             63,000
      Other                                           18,000             75,000
                                                 -----------        -----------
                                                   9,347,000          6,400,000
      Less: Valuation allowance                   (9,347,000)        (6,400,000)
                                                 -----------        -----------
                                                 $       --         $        --
                                                 -----------        -----------

      On December 31, 2000 and 1999, the Company had approximately $21,698,000 and $13,312,000, respectively, of net operating loss carryforwards available to offset future income. These carry forwards expire between 2009 and 2015. Due to ownership changes that occurred, as defined by Section 382 of the Internal Revenue Code, the Company is limited to the use of net operating losses generated prior to the changes in ownership in each year following the changes in ownership.

      The Company sold its New Jersey cumulative 1998 net operating loss for one of its statutory subsidiaries for $218,000. This amount is included in other income.

      A reconciliation of the Company's effective tax rate is as follows:

                                                     Year ended December 31,
                                                      2000              1999
                                                     -----              -----

      Federal tax (benefit)                          (34.0%)            (34.0%)
      State tax benefit, net of Federal
      tax effect                                      (6.0)              (6.0)

      Valuation allowance                             40.0               40.0
                                                     -----              -----
                                                        --                 --
                                                     =====              =====

15.   Subsequent Event

      On March 27, 2001, the Company's shareholders approved a transaction in which 1,625,000 shares of common stock were issued together with warrants to purchase an additional 812,500 shares of common stock. The consummation of the transaction has provided the Company with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, David A. Jenkins, is a 50% owner.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                      March 31,
                                                                           2001
                                                                   ------------
ASSETS                                                              (unaudited)
Current assets:
   Cash and cash equivalents                                       $  3,108,266
   Accounts receivable, net of allowances for
        doubtful accounts of $49,022                                  2,842,213
   Inventory, net                                                     2,693,359
   Prepaid expenses and other current assets                            153,956
                                                                   ------------
          Total current assets                                        8,797,794
Property and equipment, net                                           2,447,026
Intangible assets, net                                                  433,759
Other assets                                                            147,847
                                                                   ------------
          Total assets                                             $ 11,826,426
                                                                   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $    981,460
   Payables due to related parties                                      291,076
   Accrued expenses                                                     537,008
   Deferred warranty revenue                                             92,667
   Customer deposits                                                     22,666
   Current portion of long-term debt                                     41,233
                                                                   ------------
          Total  current liabilities                                  1,966,110
   Long-term debt, less current portion                               3,623,609
   Note payable to Medtronic, Inc.                                    1,600,000
   Non-current deferred warranty                                        102,100
                                                                   ------------
          Total liabilities                                        $  5,691,819
                                                                   ------------
Commitments and contingencies
Shareholders' equity:
   Preferred Stock, no par value, 5,000,000 shares
         authorized, no shares issued and outstanding                        --
   Common stock, $.001 stated value, 25,000,000
         shares authorized, 13,648,967 shares issued
         and outstanding                                                 13,649
   Additional paid-in capital                                        29,558,234
   Receivable from executive officer                                   (100,000)
   Accumulated deficit                                              (23,337,276)
                                                                   ------------
          Total shareholders' equity                                  6,134,607
                                                                   ------------
          Total liabilities and shareholders' equity               $ 11,826,426
                                                                   ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                    For the Three Months Ended
                                                 ------------------------------
                                                   March 31,         March 31,
                                                     2001              2000
                                                 ------------      ------------

Net sales                                        $  2,068,323      $  2,902,983
Cost of products sold                                 950,828         1,373,237
                                                 ------------      ------------
          Gross profit                              1,117,495         1,529,746

Operating costs and expenses:
   Sales and marketing expenses                     1,102,037         1,257,276
   General and administrative expenses                556,179           501,944
   Research and development expenses                  646,123           631,762
                                                 ------------      ------------
          Loss from operations                     (1,186,844)         (861,236)

Interest (expense) income, net                        (90,010)            9,589
Other income, net                                     422,182           216,812
                                                 ------------      ------------
          Net loss                               $   (854,672)     $   (634,835)
                                                 ============      ============

Basic and diluted loss per share                 $      (0.07)     $      (0.06)
                                                 ============      ============

Weighted average shares outstanding used
to compute basic and diluted loss per share        12,095,549        11,380,933
                                                 ============      ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                  For the Three Months Ended
                                                                 ----------------------------
                                                                   March 31,       March 31,
                                                                     2001            2000
                                                                 -----------      -----------
Cash flows from operating activities:
  Net loss                                                       $  (854,672)     $  (634,835)
  Adjustments to reconcile net loss to net cash
      Used in operating activities:
      Depreciation and amortization                                  210,480          188,120
  Changes in assets and liabilities:
      (Increase) in accounts receivable                             (330,564)        (133,429)
      (Increase) decrease in inventories                            (315,957)          34,279
      (Increase) in prepaid and other assets                         (71,289)         (24,062)
      Increase (decrease) in payables due to related parties         291,001          (52,692)
      Increase in accounts payable                                    67,360           90,687
      Increase (decrease) in accrued expenses, deferred
          revenue and customer deposits                               44,487         (331,635)
                                                                 -----------      -----------
          Net cash (used in) operating activities                $  (959,154)     $  (863,567)
                                                                 -----------      -----------

Cash flows from investing activities:
   Capital expenditures                                              (95,280)        (320,631)
                                                                 -----------      -----------
          Net cash (used in) investing activities                $   (95,280)     $  (320,631)
                                                                 -----------      -----------

Cash flows from financing activities:
   Proceeds from exercise of warrants                                     --          718,375
   Proceeds from exercise of stock options                             1,600          388,000
   Net  borrowings (payments) under note payable                   1,571,529          (12,829)
   Net (payments) under revolving line of credit                    (761,560)              --
   Net proceeds from issuance of common stock, net of
          offering expenses                                        3,048,852               --
                                                                 -----------      -----------
          Net cash provided by financing activities              $ 3,860,421      $ 1,093,546
                                                                 -----------      -----------

Net  increase (decrease) in cash and cash equivalents              2,805,987          (90,652)
Cash and cash equivalents, beginning of period                       302,279        2,006,731
                                                                 -----------      -----------
Cash and cash equivalents, end of period                         $ 3,108,266      $ 1,916,079
                                                                 ===========      ===========

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Note 1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-QSB. Accordingly, they do not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation have been included.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The results of operations for the respective interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Note 2. Inventories

Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis. Inventories at March 31, 2001 consist of the following:

      Raw materials                  $1,400,527
      Work in process                   186,914
      Finished goods                  1,105,918
                                     ----------
                                     $2,693,359
                                     ==========

Note 3. Note payable

      On November 15, 2000, the Company completed a debt financing in the amount of $3.2 million with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of the Company's shareholders ("Medtronic"). Approximately $2.3 million was utilized to repay outstanding amounts on the Company's revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, the Company's President and Chief Executive Officer and a director and shareholder of the Company, in a privately-held company. The debt financing is subordinate to existing rights of the Company's senior lender, Fleet National Bank. The Company received $1.6 million at closing and $1.6 million on January 17, 2001.

During March 1999, the Company entered into a $500,000 Term Loan Agreement with Fleet National Bank, maturing December 31, 2004. Interest on the term note is payable monthly in arrears at either the prime rate plus 3/4% or LIBOR plus 3 1/4%. Principal became payable commencing January 2000 in 48 equal monthly installments under a 15 year amortization schedule with a balloon payment due in December 2004. In addition, concurrently with the term loan, the Company entered into a $2 million Revolving Credit Facility to fund working capital purposes. Under its loan arrangements with its bank, the Company is required to maintain certain financial ratios and meet certain net worth and indebtedness tests. At September 30 and December 31, 2000, the Company was not in compliance with certain financial ratios of the bank debt. The Company received a waiver from the bank in consideration of the repayment in January 2001 of approximately, $2.3 million outstanding on the Company's revolving credit facility utilizing the funds received from the Medtronic debt financing described above. The credit facility, which was to terminate by its terms in March 2001, was terminated in January 2001 and was not replaced.

Note 4. Common Stock and Liquidity

On February 9, 2001, the Board of Directors of EP MedSystems (with David Jenkins, as an interested director, absent from the meeting) approved the sale and issuance of up to 1,625,000 shares of common stock of the Company and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company ("Cardiac Capital"), of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of the Company, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued as a result of this transaction (the "Private Placement Financing") is in excess of 20% of the outstanding common stock of EP MedSystems assuming all warrants are exercised and, as a result of this and of the related party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq National Marketplace rules, in accordance with the requirements of the Nasdaq National Market, the Company sought shareholder approval.

On March 27, 2001 the shareholders of EP MedSystems approved the Private Placement Financing and the closing of the transaction took place effective March 28, 2001; 1,625,000 shares of common stock were issued together with warrants for 812,500 additional shares at a purchase price of $1.99 per share of common stock and $0.02 per warrant share. The consummation of the transaction has provided the Company with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised.

As a result of the Company's cash position of approximately $3,108,000 at March 31, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating expenses of approximately $500,000, there is uncertainty as to whether the Company will be able to continue as a going concern. The Company's auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because, even with the proceeds of the Private Placement Financing it is uncertain whether we will have funds sufficient to continue operations at our current level for more than 6 to 7 more months, though during such time we will have the opportunity to seek further funding transactions. The going concern qualification in the auditors' report may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as further limiting our ability to obtain financing.

We expect operating losses to continue in the near future due to continued research and development activities and additional personnel and equipment required to support increased manufacturing and assembly of our products. The amount and timing of future losses will be dependent upon, among other things, increased sales of our existing products, regulatory approval and market acceptance of the ALERT(R) System and our Viewmate(TM) Ultrasound system regulatory and market success of new products under development. There can be no assurance that any of our development projects will be successful or that if development is successful, that the products will generate any sales.

Note 5. Other Income

In March 2000, the Company sold a portion of its New Jersey cumulative net operating loss for one of its subsidiaries for approximately $420,000 and $217,000 for the three months ended March 31, 2001 and 2000. This amount is included in other income.

Note 6. Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 2,205,758 and 1,830,750 for the three months ended March 31, 2001 and 2000, respectively, have been excluded from the diluted per share calculation.

Note 7. Industry Segment and Geographic Information

The Company manages its business based on one reportable segment, the manufacture and sale of cardiac electrophysiology products. The Company's chief operating decision-makers use consolidated results to make operating and strategic decisions.

The following table sets forth product sales by geographic segment for the three months ended March 31,

                                      2001           2000
                                   ----------     ----------
      United States                $  595,000     $1,391,000
      Europe/Middle East              723,000        720,000
      Asia and Pacific Rim            750,000        792,000
                                   ----------     ----------
                                   $2,068,000     $2,903,000
                                   ==========     ==========

Sales of the Company's cardiac electrophysiology devices and related catheters aggregated $1,718,000 and $350,000, respectively, for the three months ended March 31, 2001 and $2,463,000 and $440,000, respectively, for the comparable period in 2000. The Company's long-lived assets are located in the U.S.

Note 8. Subsequent Events

The Company entered into a Distribution Agreement (the "Distributor Agreement") with Fischer Imaging, Inc., a Colorado corporation ("Fischer"), as of May 1, 2001, for the distribution by the Company of certain of Fischer's electrophysiology products, on an exclusive and non-exclusive basis as to the different products. Pursuant to the terms of the Distributor Agreement, Fischer is to supply the Company with all of its requirements of the Fischer products described in the agreement at fixed prices, subject to change annually upon 90 days' prior notice to the Company. The term of the Distributor Agreement is for a one year period subject to renewal upon the mutual agreement of the parties.

                                     Part II
                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

      Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

      With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

      The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

      A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

      Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EPMed's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

      In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

      Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee                   $ 1,721.25

Accounting fees and expenses                                          $35,000.00

Legal fees and expenses                                               $40,000.00

Registrar and transfer agent's fees and expenses                      $ 1,500.00

Printing and EDGARization expenses                                    $ 2,500.00

Total Expenses                                                        $80,721.25

Item 26. Recent Sales of Unregistered Securities

      On March 28, 2001, the Company sold and issued 1,625,000 shares of common stock together with warrants for 812,500 additional shares of common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, with Cardiac Capital, LLC and Texada Trust at a price of $1.99 per share of common stock and $0.02 per warrant share. Each of the investors received a warrant entitling them to purchase shares of common stock exercisable at $4.00 per share. The warrants expire 5 years from the date of grant. The proceeds from the offering were approximately $3,050,000, net of approximately $200,000 in related expenses. The Company intends to use the net proceeds from the sale of these shares for working capital purposes.

      In October 2000, the Company issued 25,000 shares of its common stock to one of the Company's former distributors, in connection with the settlement of certain litigation which had been commenced by the Company earlier in the year. The Company had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other.

      On September 1, 1999, the Company sold and issued an aggregate of 1,135,000 shares of common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, with a major institutional investment fund and 2 members of our Board of Directors and a private investor (the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants") entitling them to purchase an aggregate of 567,500 shares of common stock exercisable at $3.50 per share, subject to the Company's right to call the 1999 Warrants when the average closing price of the Company's common stock had equaled or exceeded $4.125 per share during any 20 consecutive trading days. The warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,000, net of approximately $89,000 in related expenses. The Company used the net proceeds from the sale of these shares for working capital purposes.

      The Company granted the Investors certain registration rights with respect to the shares pursuant to a Registration Rights Agreement and filed a shelf registration statement on Form S-3 on September 30, 1999 covering such shares which was declared effective by the SEC on October 22, 1999.

      During February 2000, the 1999 Warrants became callable and the Company and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which the Company received $718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and the Company issued non-callable warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were 2 of the Company's institutional shareholders and 2 members of our Board of Directors, Messrs. Fry and Mortara.

      On April 9, 1998, the Company issued and sold 2,250,000 shares of its common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, to 6 institutional investors (the "1998 Investors") at a price of $2.25 per share. The gross proceeds of the offering were $5,062,500, net of approximately $401,000 in related expenses. The Company used the net proceeds from the sale of these shares for working capital purposes.

      The Company granted the 1998 Investors certain registration rights with respect to these shares pursuant to a Registration Rights Agreement and filed a shelf registration statement on Form S-3 covering all of these shares. During July 1998, the SEC declared the registration statement effective.

Item 27. Exhibits.

Exhibit Number      Description
--------------      -----------

      3.1           Amended and Restated Certificate of Incorporation (1)

      3.2           Bylaws, as amended (1)

      4.1 Common Stock Purchase Agreement, dated April 9, 1998, between the Company and each of the Selling Security Holders
                    (4)

      4.2 Registration Rights Agreement, dated April 9, 1998, between the Company and each of the Selling Security Holders (4)

      4.3 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between the Company and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (7)

      4.4 Replacement Warrant, dated as of February 15, 2000, between the Company and the Purchasers (including Amendment to Registration Rights Agreement and Form of Replacement Warrant)

      4.5 Amended and Restated Common Stock and Warrant Purchase Agreement, dated as of February 16, 2001, between the Company and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (8)

      4.6 Registration Rights Agreement, dated March 28, 2001, between the Company and the Purchasers identified therein (8)

      4.7 Warrant, dated March 28, 2001, issued by the Company to Cardiac Capital, LLC (8)

      4.8           Warrant, dated March 28, 2001, issued by the Company to
                    Texada Trust (8)

      4.9 Common Stock Purchase Agreement, dated as of June 11, 2001, between the Company and Fusion Capital Fund II, LLC (9)**

      5.1 Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A., dated June 22, 2001, as to the legality of the 2,700,000 shares of EP MedSystems common stock being registered **

      10.1 License Agreement, dated as of November 1, 1995, between the Company and Dr. Eckhard Alt, as amended (1)

      10.2 License Agreement, dated as of November 1, 1995, between the Company and Sanjeev Saksena (1)

      10.3 Investment Agreement, dated April 22, 1994, among the Company, David Jenkins, Anthony Varrichio, William Winstrom and American Medical Electronics, Inc. (1)

      10.4 Master Manufacturing Agreement, dated April 16, 1996, between the Company and Hi Tronics Designs, Inc. (1)

      10.5 Exclusive License Agreement, dated February 27, 1997, between the Company and EchoCath, Inc. (2)

      10.6 Subscription Agreement, dated February 27, 1997, between the Company and EchoCath, Inc. (2)

      10.7*         Amended and Restated 1995 Long-Term Incentive Plan (3)

      10.8*         Amended and Restated 1995 Director Option Plan (3)

      10.9 Agreement of Lease, dated August 25, 1997, between the Company and Provident Mutual Life Insurance Company, as landlord (5)

      10.10 Loan and Security Agreement, dated as of March 31, 1999, between the Company and Fleet National Bank (10)

      10.11 First Amendment and Waiver to Loan and Security Letter Agreement, dated as of January 12, 2001, between the Company and Fleet National Bank

      10.12 Note Purchase Agreement, dated as of November 15, 2000, between the Company and Medtronic Asset Management, Inc.
                    (11)

      10.13 Secured Promissory Note, dated November 15, 2000, issued by the Company to Medtronic Asset Management, Inc. (11)

      10.14 Stock Pledge Agreement, dated as of November 15, 2000, between Medtronic Asset Management, Inc. and David Jenkins
                    (11)

      10.15 Subordination Agreement, dated as of November 15, 2000, between Medtronic Asset Management, Inc. and Fleet National Bank (11)

      10.16 Agreement, dated as of March 9, 1998, between ProCath Corporation and Allan Willis (12)

      16            Letter of Changes in Registrant's Certifying Accountants (6)

      21            Subsidiaries of the Registrant

      23.1          Consent of PricewaterhouseCoopers LLP

      23.2          Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.
                    (included in the opinion filed as Exhibit 5.1)

      24.1 Power of Attorney (included on signature page to this Registration Statement)

      *Denotes management contract or compensatory plan or arrangement

      **Filed herewith

1. Incorporated by reference from the Company's Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission.

2. Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 previously filed with the Commission.

3. Incorporated by reference from the Company's Proxy Statement for the Annual Meeting of Shareholders held on October 30, 1997 previously filed with the Commission.

4. Incorporated by reference from the Company's Current Report on Form 8-K dated April 14, 1998 previously filed with the Commission.

5. Incorporated by reference from the Commission in connection with the Company's Form 10-KSB for the year ended December 31, 1997 previously filed with the Commission.

6. Incorporated by reference from the Company's Current Report on Form 8-K, dated August 25, 1998 previously filed with the Commission.

7. Incorporated by reference from the Company's Current Report on Form 8-K, dated August 31, 1999 previously filed with the Commission.

8. Incorporated by reference from the Company's Proxy Statement for the special meeting of shareholders held on March 27, 2001 previously filed with the Commission.

9. Incorporated by referenced from the Company's Current Report on Form 8-K, dated June 11, 2001 previously filed with the Commission.

10. Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 previously filed with the Commission.

11. Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 previously filed with the Commission.

12. Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended, previously filed with the Commission.

      Item 28. Undertakings

(a)   The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that the registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if such information is contained in periodic reports filed with the Commission by the registrant under the Exchange Act and such periodic reports have been incorporated by reference in this registration statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold after the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that the Registrant and each person whose signature appears below hereby constitutes and appoints David A. Jenkins and Joseph M. Turner, as attorneys-in-fact, each with the full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person , individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Mount Arlington, State of New Jersey, on June 25, 2001.

EP MEDSYSTEMS, INC.
Dated: June 25, 2001


By:   s/David A. Jenkins
      --------------------------------------------
         David A. Jenkins, Chairman, President and
         Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities and on the date indicated:

      Signature                                                 Date
      ---------                                                 ----

      s/David A. Jenkins                                        June 25, 2001
      ----------------------------------------------            -------------
      David A. Jenkins, Chairman, President and
      Chief Executive Officer
      (Principal Executive Officer)


      s/Joseph M. Turner                                        June 25, 2001
      ----------------------------------------------            -------------
      Joseph M. Turner, Chief Financial Officer and Secretary (Principal Financial Officer)


      s/Nigel K. Roberts                                        June 25, 2001
      ----------------------------------------------            -------------
      Nigel K. Roberts, M.D., Director


      s/Darryl D. Fry                                           June 25, 2001
      ----------------------------------------------            -------------
      Darryl D. Fry, Director


      s/John E. Underwood                                       June 25, 2001
      ----------------------------------------------            -------------
      John E. Underwood, Director

                                  Exhibit Index

Exhibit
Number            Description
------            -----------

4.9 Common Stock Purchase Agreement, dated as of June 11, 2001, between the company and Fusion Capital Fund II, LLC

5.1               Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A.

21                Subsidiaries

23.1              Consent of PricewaterhouseCoopers LLP

23.2              Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.
                  (included in opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included on signature page to this Registration Statement)


                                      E-1